As filed with the Securities and Exchange Commission on September 7, 2001

                                                      Registration No. 333-65814


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                                  IVOICE, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                           7373                         52-1750786
(State or other jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)    Classification Code Number)         Identification No.)

                                 750 Highway 34
                            Matawan, New Jersey 07747
                                 (732) 441-7700
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                                ----------------

                                JEROME R. MAHONEY
                                 750 Highway 34
                            Matawan, New Jersey 07747
                                 (732) 441-7700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                -----------------

                                   COPIES TO:

          SCOTT S. ROSENBLUM, ESQ.                      LAWRENCE A. MUENZ, ESQ.
    Kramer Levin Naftalis & Frankel LLP                    Meritz & Muenz LLP
              919 Third Avenue                             Three Hughes Place
          New York, New York 10022                     Dix Hills, New York 11746
               (212) 715-9100                                (631) 242-7384

        Approximate date of commencement of proposed sale to the public: At such time or times as may be determined by the selling stockholders after this registration statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

--------------------------- ------------------ ----------------- ----------------- -------------
                                                   Proposed
                            Number of Shares       Maximum       Proposed Maximum   Amount of
     Title of Shares              to be         Offering Price      Aggregate      Registration
     to be Registered          Registered       Per Share (1)     Offering Price     Fee (2)
--------------------------- ------------------ ----------------- ----------------- -------------
Class A common stock, par   35,000,000 (3)          $0.07        $2,450,000.00       $612.50
value $.01 per share
--------------------------- ------------------ ----------------- ----------------- -------------
Class A common stock, par   19,650,000 (4)          $0.07        $1,375,500.00       $343.87
value $.01 per share
--------------------------- ------------------ ----------------- ----------------- -------------
Class A common stock, par      250,000 (5)          $0.07           $17,500.00         $4.37
value $.01 per share
--------------------------- ------------------ ----------------- ----------------- -------------
Class A common stock, par      171,875 (6)          $0.07           $12,031.25         $3.00
value $.01 per share
--------------------------- ------------------ ----------------- ----------------- -------------
Class A common stock, par      171,875 (7)          $0.07           $12,031.25         $3.00
value $.01 per share
--------------------------- ------------------ ----------------- ----------------- -------------
Class A common stock, par      200,000 (8)          $0.07           $14,000.00         $3.50
value $.01 per share
--------------------------- ------------------ ----------------- ----------------- -------------

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices for our Class A common stock reported on the Over-the-Counter Bulletin Board on September 6, 2001.

(2) A registration fee in the amount of $2,901.11 was submitted on July 25, 2001 upon the original filing of this registration statement.

(3) Represents the shares of our Class A common stock that in good faith, we anticipate we will be required to issue to Meridian Equities International, Inc., upon conversion of $150,000 of our 8% convertible debentures issued to Meridian Equities International, Inc.

(4) Represents the shares of our Class A common stock that, in good faith, we anticipate we will be required to issue to certain purchasers upon conversion of an aggregate of $275,000 of our 8% convertible debentures issued to those purchasers.

(5) Represents shares of our Class A common stock that are issuable upon exercise of a five-year signing warrant issued to Meridian Equities International, Inc. as an initial commitment fee for entering into a subscription agreement for the purchase of $150,000 of our 8% convertible debentures.

(6) Represents shares of our Class A common stock that are issuable upon exercise of a five-year signing warrant issued to Michael Jacobs, a registered broker-dealer with The May Davis Group, Inc., as consideration for the placement of $275,000 of our 8% convertible debentures to certain purchasers.

(7) Represents shares of our Class A common stock that are issuable upon exercise of a five year signing warrant issued to Owen May, a registered broker-dealer with The May Davis Group, Inc., as consideration for the
    placement  of  $275,000  of  our  8%   convertible   debentures  to  certain
    purchasers.

(8) Represents shares of our Class A common stock that were issued to Finnegan USA in consideration for consulting services rendered to us by Finnegan USA.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                55,443,750 SHARES
                                  COMMON STOCK

                                  iVOICE, INC.

        The selling stockholders named on page 27 are offering to sell up to 55,443,750 shares of our Class A common stock.

        Our Class A common stock is traded on the NASD Over-the-Counter Bulletin Board under the symbol "IVOC."

        Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 2.

        Michael Jacobs and Owen May, selling stockholders and registered broker-dealers with the May Davis Group, Inc., are "underwriters" within the meaning of the Securities Act of 1933, as amended. iVoice will be issuing to Michael Jacobs and Owen May, as a placement fee for securing purchasers of iVoice's 8% convertible debentures, an aggregate of 343,750 of the shares of Class A common stock offered in this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

              The date of this prospectus is ______________, 2001.

                                TABLE OF CONTENTS


Prospectus Summary............................................................2

Risk Factors..................................................................3

Use of Proceeds...............................................................8

Market for Common Equity......................................................9

Management's Discussion and Analysis or Plan of Operation....................10

Description of Business......................................................13

Management and Executive Compensation........................................19

Security Ownership of Certain Beneficial Owners..............................19

Certain Relationship and Related Transactions................................20

Description of Property......................................................20

Description of Securities....................................................21

Transaction with Selling Stockholders........................................23

Selling Stockholders.........................................................27

Plan of Distribution.........................................................29

Legal Proceedings............................................................30

Interests of Named Experts and Counsel.......................................30

Disclosure of Commission Position on Indemnification for
Securities Act Liabilities...................................................31

Where You Can Find More Information..........................................31

Index to Financial Statements................................................31

                               PROSPECTUS SUMMARY

        This summary highlights the information we present more fully in the rest of this prospectus. We encourage you to read the entire prospectus carefully.

iVoice, Inc.

        We are a communication company primarily engaged in developing, manufacturing, and marketing voice recognition and computer technology communication systems for businesses and corporate departments with between two and 20,000 telephones. This technology allows businesses to communicate more effectively by integrating their traditional office telephone systems with voicemail, automated attendant, and interactive voice response functions. These products allow information in PC databases to be accessed from a standard touch-tone telephone.

        Our offices are located at 750 Highway 34, Matawan, New Jersey 07747, and our telephone number is (732) 441-7700.

The Offering

        In accordance with our obligations under the subscription agreements we entered into with Meridian Equities International, Inc. and certain other purchasers of our 8% convertible debentures and our agreement with Finnegan USA, we are registering the following 55,443,750 shares of our Class A common stock for resale by the selling stockholders listed in this prospectus. See "Selling Stockholders" on page 27.

Class A common stock offered   Up to  19,650,000  shares  of our  Class A common
by the selling stockholders    stock  that we will be  required  to  issue  upon
                               conversion by certain purchasers of $275,000 of our 8% convertible debentures.

                               Up to 35,000,000 shares of our Class A common stock that we will be required to issue upon conversion by Meridian Equities International, Inc. of $150,000 of our 8% convertible debentures issued to Meridian Equities International, Inc.

                               Up to 171,875 shares of our Class A common stock that we will be required to issue upon exercise of a warrant issued to Michael Jacobs, a registered broker-dealer with The May Davis Group, Inc., in consideration for the placement of $275,000 of our 8% convertible debentures to certain purchasers.

                               Up to 171,875 shares of our Class A common stock that we may issue upon exercise of a warrant issued to Owen May, a registered broker-dealer with The May Davis Group, Inc., in consideration for the placement of $275,000 of our 8% convertible debentures to certain purchasers.

                               Up to 250,000 shares of our Class A common stock that we will be required to issue upon exercise of a warrant issued to Meridian Equities International, Inc. as a commitment for entering into a subscription agreement for the purchase of $150,000 of our 8% convertible debentures.

                               200,000 shares of our Class A common stock that we issued to Finnegan USA as consideration for consulting services rendered to us by Finnegan USA.

Use of Proceeds                We will not receive any of the proceeds from sale
                               by the  selling  stockholders  of  shares  of our
                               Class A common stock.  However,  upon exercise of
                               the   warrants   we   issued   to   the   selling
                               stockholders,    we   will    receive   cash   in
                               consideration for issuing our Class A common stock. We intend to use these proceeds to repay short-term debt and for working capital and general corporate purposes.


                                  RISK FACTORS

        Investing in our Class A common stock involves a high degree of risk, and you should be able to bear losing your entire investment. You should consider carefully the following risks, in addition to the other information contained in this prospectus.

             Our Financial Condition and Need for Additional Funding

We may need additional financing sooner than anticipated.

        Based on our potential rate of cash operating expenditures and our current plans, the proceeds of the 8% convertible debentures being issued under the subscription agreements and underlying certain of the shares of our Class A common stock included in this offering may constitute our principal source of financing for the foreseeable future.

We have a history of losses, expect to encounter future losses and may not achieve or sustain profitability.

        To date, we have incurred significant losses. As of June 30, 2001, our accumulated deficit was $11,033,853. For the year ending December 31, 2000, we incurred a net loss of $2,891,379, and for the previous fiscal year ending December 31, 1999, we incurred a net loss of $6,054,364. We will incur operating losses in the future until sales of our voice-recognition systems exceed our administrative, selling, and research-and-development costs. This may never happen.

Our accountants have expressed substantial doubt about our ability to continue as an operating concern.

        In connection with the reports on our consolidated financial statements for the year ending December 31, 2000 and 1999, our independent certified public accountants expressed substantial doubt about our ability to continue operating as a going concern. Their doubt was based on our low levels of cash, our negative working capital, and our failure to establish a source of revenues sufficient to cover our operating costs. We may receive a similar opinion in connection with the next audit of our financial statements.

                                 Our Operations

We have a limited operating history.

        We did not begin our  voice-recognition  business  until  December 1997.
Accordingly, we have a limited operating history on which to base your evaluation of our business and prospects.

The voice-recognition business is in its infancy.

        Our prospects are subject to the difficulties frequently encountered by companies in the early stage of development in new and evolving markets. These difficulties include the following:

    o substantial delays and expenses related to testing and developing of our new products;

    o marketing and distribution problems encountered in connection with our new and existing products and technologies;

    o   competition from larger and more established companies;

    o   delays in reaching our marketing goals;

    o difficulty in recruiting qualified employees for management and other positions;

    o   lack of sufficient customers, revenues and cash flow; and

    o   limited financial resources.

        We may continue to face these and other difficulties in the future, some of which may be beyond our control. If we are unable to successfully address these problems, our business will suffer.

We cannot accurately forecast our future revenues and operating results, which may fluctuate.

        Our short operating history and the rapidly changing nature of the markets in which we compete make it difficult to accurately forecast our revenues and operating results. Furthermore, we expect our revenues and operating results to fluctuate in the future due to a number of factors, including the following:

    o the timing of sales of our products and services, particularly given that we depend on a relatively small number of large orders;

    o   the  timing  of  product   implementation,   particularly  large  design
        projects;

    o   unexpected delays in introducing new products and services;

    o increased expenses, whether related to sales and marketing, product development, or administration;

    o deferral in the recognition of revenue in accordance with applicable accounting principles, due to the time required to complete projects;

    o   the mix of product license and services revenue; and

    o   costs related to possible acquisitions of technology or businesses.

We may fail to develop new products, or may incur unexpected expenses or delays.

        Although we currently have fully developed products available for sale, we are also developing various products and technologies and will rely on them to remain competitive. Due to the risks inherent in developing new products and technologies--limited financing, competition, obsolescence, loss of key personnel, and other factors--we may fail to develop these technologies and products, or may experience lengthy and costly delays in doing so. Although we may be able to license some of our technologies in their current stage of development, we cannot assure that we will be able to do so.

Our technologies and products could contain defects.

        Voice-recognition products are not currently accurate in every instance, and may never be. Furthermore, we could inadvertently release products and technologies that contain defects. In addition, third-party technology that we include in our products could contain defects. Clients who are not satisfied with our products or services could bring claims against us for substantial damages. Such claims could cause us to incur significant legal expenses and, if successful, could result in the plaintiffs being awarded significant damages.

We face significant competition.

        The call-processing and voice-recognition industries are highly competitive, and we believe that this competition will intensify. The segment of the industry that supplies call-processing systems to businesses is also extremely competitive. Many of our competitors have longer operating histories, significantly greater financial, technical, product development, and marketing resources, greater name recognition or larger client bases than we do. For example, industry analysts recognize Nuance Communications, Inc., and SpeechWorks International, Inc. as the market leaders. Customers of Nuance include American Airlines, Bell Atlantic, Charles Schwab, Sears and UPS. Nuance offers products through industry partners, platform providers, and value-added resellers around the world. Corporate investors in Nuance include Cisco Systems, Intel, Motorola, SAIC, Siebel Systems, SRI International, Sun Microsystems, and Visa International. SpeechWorks customers include America Online, First Union National Bank, Microsoft, Thrifty Car Rental and United Airlines.

We may be unable to protect our trademarks and proprietary rights.

        To succeed, we will need to protect our intellectual property rights. In August 2000, we filed three patent applications, and in January 2001 we filed another patent application. In September 2000 we filed two trademark applications. Each of the foregoing applications may not be approved. To maintain the confidentiality of our trade secrets, we require our employees, consultants, and distributors to enter into confidentiality agreements, but these agreements afford us only limited protection and can be time-consuming and expensive to obtain and maintain. Monitoring for unauthorized use of our intellectual property is difficult, and we cannot be certain that the steps we have taken will be effective to prevent unauthorized use. We may have to litigate to enforce our trade secrets; such lawsuits, regardless of their merits, would likely be time consuming and expensive and would divert management's time and attention away from our business.

We may unintentionally infringe on the proprietary rights of others.

        Many lawsuits currently are being brought in the software industry alleging violation of intellectual property rights. In addition, a large number of patents have been awarded in the voice-recognition area. Although we do not believe that we are infringing on any patent rights, patent holders may claim that we are doing so. Any such claim would likely be time-consuming and expensive to defend, particularly if we are unsuccessful, and could prevent us from selling our products or services. In addition, we may also be forced to enter into costly and burdensome royalty and licensing agreements.

We may be unable to obtain component products from our vendors.

        We purchase major components of our products from outside suppliers. At any given time we may find ourselves unable to obtain those components, which could prevent us from meeting customer demand.

We may be unable to attract and retain qualified employees, and we depend upon key employees.

        Our future success depends on our finding, hiring, training, motivating, and retaining highly qualified technical, managerial, and other personnel, but we may not be able to meet our needs in this regard, given the considerable competition for qualified employees. If we lose the services of any of our executive officers or other key employees, our business could suffer.

We may be unable to manage our significant growth.

        We intend to continue to expand our business operations significantly. Such growth would require us to expand our management, operational, financial, and human resources systems and could strain the capacity of our current management team.

                                 Our Securities

We do not expect to pay dividends in the foreseeable future.

        We intend to retain any future earnings to finance the growth and development of our business. Therefore, we do not expect to pay any cash dividends in the foreseeable future. Any future dividends will depend on our earnings, if any, and our financial requirements.

Our stock price is volatile.

        The market price of our common stock has been and is likely to continue to be volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates by securities analysts, overall equity market conditions, or other events or factors. Because our stock is more volatile than the market as a whole, our stock is likely to be disproportionately harmed by factors that significantly harm the market, such as economic turmoil or political uncertainty, even if those factors do not relate to our business. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us, such litigation could result in substantial costs and would divert management's attention and resources.

Trading in our common stock may be limited.

        Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is not, however, an exchange, and trading in securities on the OTC Bulletin Board is often more sporadic than trading in securities listed on an exchange or NASDAQ. Consequently, you may have difficulty reselling any shares of our Class A common stock that you purchase from the selling stockholders.

Because "penny stock" rules apply to trading in our Class A common stock, you may find it difficult to sell the shares you purchase in this offering.

        Our Class A common stock is a "penny stock," as it is not listed on an exchange and trades at less than $5.00 a share. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the Securities and Exchange Commission, or the "SEC." This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase. Consequently, the penny stock rules may make it difficult for you to sell your shares of our Class A common stock.

One of our officers and directors controls a significant percentage of our Class A common stock.

        As of June 30, 2001, Jerome R. Mahoney, our President and Chief Executive Officer, owned approximately 50.1% of our outstanding Class A common stock on a fully-diluted basis. Mr. Mahoney is able to influence all matters requiring stockholder approval, including election of directors and approval of significant corporate transactions. This concentration of ownership, which is not subject to any voting restrictions, could limit the price that investors might be willing to pay for our Class A common stock. In addition, Mr. Mahoney is in a position to impede transactions that may be desirable for other stockholders. He could, for example, make it more difficult for anyone to take control of us.

Future sales of our Class A common stock could cause our stock price to decline.

        The sale of a large number of our shares, or the perception that such a sale may occur, could lower our stock price. Such sales could make it more difficult for us to sell equity securities in the future at a time and price that we consider appropriate. As of June 30, 2001, 61,118,114 shares of our Class A common stock could be considered "restricted securities" and saleable only upon registration under the Securities Act of 1933, upon compliance with Rule 144 of the Securities Act, or pursuant to another exemption from registration. Many of these shares will be eligible for sale in the public market in 2001.

Issuance of our reserved shares of Class A common stock may significantly dilute the equity interest of existing stockholders.

        We have reserved for issuance shares of our Class A common stock upon exercise or conversion of stock options, warrants, or other convertible securities that are presently outstanding. Issuance of these shares will have the effect of diluting the equity interest of our existing stockholders and could have an adverse effect on the market price for our Class A common stock. Including the shares of our Class A common stock reserved for issuance under the registration statement, as of June 30, 2001, we had approximately 266,000,000 shares of Class A common stock reserved for possible future issuance.

        Under our subscription agreements, the number of shares of Class A common stock issued to the holders of our 8% convertible debentures upon conversion is based on a formula tied to the market price of our Class A common stock prior to:

    o conversion of $275,000 in convertible debentures plus interest at 8% issued to certain purchasers under the subscription agreement with those purchasers; and

    o conversion of $150,000 in convertible debentures plus interest at 8% issued to Meridian Equities International, Inc. under the subscription agreement with Meridian.

          The lower the average trading price of our common stock at the time of a conversion, the greater the number of shares of our Class A common stock that will be issued. Accordingly, this causes a greater risk of dilution. The perceived risk of dilution may cause the purchasers of our debentures, as well as other stockholders, to sell their shares, which could have a depressive effect on the price of our Class A common stock.

We issued warrants under a previous financing agreement that may significantly dilute your ownership interest.

          On August 17, 2000, we entered into an equity-line investment agreement with Swartz Private Equity, LLC. As part of that agreement, we were required to issue warrants to purchase our Class A common stock to Swartz at certain prices that reset every six months. As a result of that equity-line investment agreement, we issued warrants to purchase a total of 5,894,510 shares of our Class A common shares at a current average strike price of $0.139. Notwithstanding the termination of the financing agreement with Swartz, these warrants will remain outstanding and will expire five years from the date of issue.

We issued 12% senior convertible debentures on terms that may significantly dilute your ownership interest.

          During the fourth quarter of 1999 and the first quarter of 2000, we issued an aggregate principal amount of $500,000 of 12% senior convertible debentures. These debentures are convertible into shares of our Class A common stock at any time, in whole or in part, at the election of the holder, at a conversion price equal to 50% of the average of the bid price during the 20 trading days immediately preceding a conversion date, which period may be extended upon the occurrence of certain events. As of June 30, 2001 the debenture holders have converted $273,000 of the principal amount of the debenture and $6,559 of interest into 2,905,048 shares of our Class A common stock. At June 30, 2001, the remaining outstanding principal balance and unpaid interest amounted to $227,000 and $69,860 respectively. As a result, the lower the stock price at the time the remaining holders convert, the more shares of our Class A common stock the holders will receive upon conversion. If the holders of the debenture were to fully convert the 12% senior convertible debentures plus unpaid interest into Class A common stock on June 30, 2001, approximately 7,695,658 additional shares of common stock would be issued.

We are in breach of obligations relating to our 12% senior convertible debentures.

          Holders of our 12% senior convertible debentures have told us that we have breached a number of the terms of the debentures and the related registration rights agreement and security agreement. Breach of the terms of the debentures could result in the following: (1) a 20% increase in the principal amount of the debentures; (2) an increase in the debentures' annual interest rate to 15% commencing seven days after the date of default through the date that the debentures are converted or repaid; and (3) the debentures immediately becoming due in full. Additionally, we have not registered the shares issuable upon conversion of the debentures. This could result in our being required to pay liquidated damages of 2.5% per month of the principal amount of the debentures from November 7, 1999, the date on which we were required to register the shares. These increased interest amounts and liquidating damages have not been accrued and do not appear on our financial statements. We anticipate having to issue additional shares to settle the debenture holders, claims arising from our default on the 12% senior convertible debentures.

          We have settled with one previous holder of debentures regarding the interest and penalties demanded by this former holder. As part of this settlement, we issued 450,000 shares of our Class A common stock to this former holder in full satisfaction of its claims.

          We are endeavoring to settle with the remaining debenture holders attempting to resolve the default issues in a mutually favorable manner. If we are unable to do so, we may be forced to pay the debenture holders amounts substantially in excess of our original obligations under the debentures.


                                 USE OF PROCEEDS

          We will not receive any of the proceeds from the sale by selling stockholders of the shares offered under this prospectus. We will, however receive funds under the agreement as follows:

     o $275,000 from the issuance and sale of 8% convertible debentures to certain purchasers pursuant to a subscription agreement with The May Davis Group, Inc.;

     o $150,000 from the issuance and sale of 8% convertible debentures to certain purchasers pursuant to a subscription agreement with Meridian Equities International, Inc.; and

     o any additional amounts we may receive if the warrants we issued to purchase shares of our Class A common stock are exercised.

We intend to use the net proceeds received in accordance with the foregoing in the following order of priority:

       Expenses of financing  (registration,  issuance,  and             $88,000
       distribution)

       Sales and marketing                                              $200,000

       Research and development                                         $100,000

       Working capital and general corporate purposes
       (includes salaries not included above, cost of
       additional personnel, support and management
       systems, legal and professional costs, occupancy
       costs and capital costs for computers and related
       equipment)                                                        $37,000
                                                                         -------

           Total proceeds                                               $425,000
                                                                        ========

       The amount and timing of actual expenditures will depend on numerous factors, including;

    o market acceptance of our call-processing and voice-recognition products and services;

    o   the amount of cash generated by our operations; and

    o   products and services introduced by our competitors.

          We may also use a portion of the net proceeds to acquire or invest in businesses or technologies that are complimentary to our business.


                            MARKET FOR COMMON EQUITY

          The following table shows the high and low closing prices for the periods indicated.

                                 High                            Low
                                 ----                            ---
       1999

       First Quarter (1)            --                              --
       Second Quarter (1)        $0.6875                         $0.3200
       Third Quarter             $0.3300                         $0.1250
       Fourth Quarter            $0.3400                         $0.1250

       2000

       First Quarter             $5.9375                         $0.2900
       Second Quarter            $2.2812                         $0.3438
       Third Quarter             $0.7031                         $0.3281
       Fourth Quarter            $0.4900                         $0.0950

       2001
       First Quarter             $0.4000                         $0.0950
       Second Quarter            $0.1700                         $0.0500


     (1) Trading prices are only available for the period commencing May 28, 1999.

          Our Class A common stock is quoted on the OTC Bulletin Board under the symbol "IVOC." As of June 30, 2001, there were 396 record holders of our Class A common stock. All of the issued and outstanding shares of our Class A common stock were issued in accordance with an exemption from registration afforded by
Section 4(2) of the Securities Act of 1933, as amended.

          We have no plans to pay any dividends in the near future. We intend to retain all earnings, if any, for the foreseeable future, for use in our business operations.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

          This discussion and analysis of our financial condition and results of operations includes "forward-looking" statements that reflect our current views with respect to future events and financial performance. We use words such as we "expect," "anticipate," "believe," and "intend" and similar expressions to identify forward-looking statements. You should be aware that actual results may differ materially from our expressed expectations because of risks and uncertainties inherent in future events, particularly those risks identified in the "Risk Factors" section of this prospectus, and you should not rely unduly on these forward looking statements. We will not necessarily update the information in this discussion if any forward-looking statement later turns out to be inaccurate.

          This discussion and analysis of financial condition and results of operations should be read in conjunction with our Financial Statements included in the prospectus.

Recent Developments

          On July 18, 2001, we entered into a subscription with certain purchasers pursuant to which they agreed to purchase up to a maximum of $150,000 of convertible debentures, paying cumulative interest at rate of 8% per annum. The convertible debentures are set to mature on the fifth anniversary of the date of issuance and are convertible into Class A common stock at the lesser of
(i) 140% of the closing bid price for the Class A common stock on the date we receive the funds and (ii) 80% of the Market Price (defined as the average of the three lowest closing bid prices for the Class A common stock).

          Also on July 18, 2001, we entered into an investment agreement with Maple Avenue, LLC. This investment agreement entitles us to issue and sell up to aggregate of $5 million of our Class A common stock to Maple Avenue, LLC, from time to time, for up to a maximum of 18 months following the effective date of the registration statement, on the condition that we meet certain listing and pricing requirements described in the investment agreement. It is a condition to Maple Avenue's obligation to purchase shares that there be an effective registration statement covering shares issuable under the investment agreement. We have not yet filed such a registration statement with the SEC.

          On July 18, 2001, our shareholders voted to amend the certificate of incorporation to effect the following changes:

    o   to change our name to iVoice, Inc.;

    o to increase the authorized number of shares of our Class A common stock to a total of 600,000,000 shares;

    o to increase in the authorized number of shares Class B common stock to a total of 3,000,000 shares;

    o to change the par value of the Class A common stock from $.01 to $.001 per share; and

    o to authorize us to issue up to 1,000,000 shares of preferred stock with a par value of $1.00 per share.

          On August 24, 2001, we filed a certificate of amendment to our certificate of incorporation with the Secretary of State of the State of Delaware to effect the changes voted upon by our shareholders on July 18, 2001.

June 30, 2001 compared to June 30, 2000

          Our revenues are derived primarily from the sale of voice and computer technology communication systems for small-to-medium sized businesses and corporate departments. Total revenues for the three and six months ended June 30, 2001 were $134,565 and 216,905, respectively, as compared to $104,371 and $501,719 for the three and six months ended June 30, 2000. The three-month period ending June 30 2001 as compared to June 30, 2000 reflected an increase of $30,194, or 28.9%. This increase was a result of focusing our sales efforts on encouraging telephony dealers and resellers to install demonstration systems at their own locations to introduce our products to their respective customers. We will continue to pursue this sales channel in addition to our efforts in direct selling. Management is encouraged by the recent sales activity and inquiries received as a result of our efforts in establishing a reseller channel. Current economic conditions related to the telephony industry and overall business environment may, however, continue to negatively effect our ability to increase revenues.

          Beginning in December 2000 and lasting throughout the first quarter of 2001, in order to establish relationships between us, telephony dealers and resellers throughout the United States, we provided the software for our Speech Enabled Auto Attendant free of charge for evaluation purposes. Early in the current quarter, management stopped distributing free of charge our Speech Enabled Auto Attendant software as a result of a number of dealers disregarding minimum hardware system specification requirements necessary for proper installation and operation. Currently, the demo systems sold and distributed by us to telephony dealers and resellers are turnkey systems or include hardware specifically tested and approved to operate with our software products.

          For the six-month period ended June 30, 2001 as compared to June 30, 2000, sales decreased $284,814, or 56.8%. The decrease is due to the recognition of income on previously incomplete customer installations that occurred mainly in the first quarter of 2000 which were not available in the current comparable period.

          Unless special arrangements are made, we receive 50% of the contract as a down payment on any product purchased with the balance due upon completion of the installation. We recognize our revenue using the percentage of completion method. We determine the expected costs on a particular installation by estimating the hardware costs and anticipated labor hours to configure and install a system. Revenues are then recognized in proportion to the amount of costs incurred as of the reporting date over the total estimated costs anticipated.

          Gross margin for the three and six months ended June 30, 2001 was $81,133, or 60.3%, and $117,787, or 54.3% respectively as compared to $44,246, or 42.4%, and $339,917, or 67.8%, for the three and six months ended June 30, 2000. The increase of $36,887 or 83.4% for the three month period ending June 30, 2001 was generally a result of an overall increase in total sales volume. The 17.9% increase in gross margin percentage was a result of increased efficiencies on product installations, and a decrease in the cost of a key product hardware component. Six-month-period gross margin figures reflect a decrease of $222,130, or 65.3%, as well as a 13.5% decrease in gross margin. This was primarily due to the recognition of revenues and corresponding costs, in the previous year, on projects that were not hardware intensive.

          The gross margin is dependent, in part, on product mix, which fluctuates from time to time; complexity of a communication system installation which determines necessary hardware requirements and may not have a proportionate relationship with the system selling price; and the ability of our technology personnel to efficiently configure and install our communications products. Total operating expenses increased $220,567, or 28.9%, from $762,835 to $983,402 for the three months ended June 30, 2001, and $395,218, or 29.3%, from $1,349,472 to $1,744,690 for the six months ended June 30, 2001. Included in the current quarter were accruals for reimbursement of our principal shareholder, Jerome R. Mahoney, for a charitable donation of his personal holdings of iVoice Class A common stock for a total value of $350,000 and reimbursement for income tax incurred by Mr. Mahoney for shares of Class A common stock that he sold in order to provide us with working capital totaling $95,100. Excluding the reimbursements of $445,100 discussed above, total operating costs for the three and six months ended June 30, 2001, decreased by $224,533 and $49,882, respectively.

          Significant changes in the components comprising total operating expenses included a decrease in selling expenses of $79,800 and $146,475 for the three- and six-month periods ending June 30, 2001, respectively, as compared to the same periods of the prior year. The reduction in selling expenses in the current year reflects fewer salespeople as well as a reduction in promotion costs paid in the prior period, not incurred in the current period.

          As of June 30, 2001, we had 12 full-time employees, and 6 part-time employees for a total of 18 individuals. We are actively pursuing additions to our sales staff which will increase operating expenditures for payroll and related benefit costs in future quarters.

          The loss from operations for the three and six months ended June 30, 2001 was $902,269 and $1,626,903 compared to $718,589 and $1,009,555 for the three and six months ended June 30, 2000. Excluding reimbursements of $445,100 to our principal shareholder (discussed above), total losses from operations for the three months ended June 30, 2001, decreased by $261,420, principally a result of lower operating costs. However, for the six-month period, excluding reimbursements, the loss from operations increased $172,248 due to lower revenues reflected in the current year.

          Other expenses for the three- and six-month period include non-recurring charges of $352,706. This amount represents a $141,626 write-off of capitalized financing costs incurred in connection with the agreement with Swartz Private Equity and $154,830 in charges related to the termination of the Swartz agreement, along with $56,250 in settlement charges incurred with respect to a former debenture holder's claim for damages incurred in default of our 12% convertible debentures.

          Interest expense for the three- and six-month period ending June 30, 2001, amounted to $30,265 and $70,809 a decrease of $146,704 and $250,410, respectively, as compared to the same three and six month periods of the prior year. The three- and six-month periods ending June 2000, reflect higher outstanding debenture principal balances as well as amortization of discounts incurred with respect to the issuance our 12% convertible debentures.

          Net loss for the three- and six-month period ending June 30, 2001 was $1,285,240 and $2,050,418 as compared to $895,558 and $1,330,774 for the three-
and six-month periods ending June 30, 2000. The increase in net loss of $389,682 and $719,644 was a result of the factors discussed above.

December 31, 2000 compared to December 31, 1999

          Sales for the year ended December 31, 2000 were $723,046, a decrease of $53,727, or 6.9%, over the prior year's sales of $776,773. The decrease was a result of $128,150 in unrecognized revenues on the installation of an Integrated Voice Response system at a single customers location, which was expected to be completed in the current year but remains deferred due to the customer's refusal to accept the balance of their installation contract. Currently, we have focused its efforts on developing distribution relationships with telephony dealers and OEM manufacturers with intentions of promoting and reselling our products. We feel confident that the evaluation and acceptance of iVoice products by these telephony dealers will enable us to leverage existing telephony distribution channels and produce desired revenue results in the near future.

          Our gross profit for the year ended December 31, 2000, decreased to $420,151 from $496,456 in 1999, a decrease of $76,305, or 15.4%. Our gross margin percentage for the twelve months ended December 31, 2000 was 58.1% versus 63.9% for the prior year. This represents a 9% decrease over the gross profit percentage recorded for the same prior year period. This decrease is a result of constant labor costs allocated to cost of goods sold relative to lower revenues in the current year.

          Operating expenses decreased from $6,514,361 for the year ended December 31, 1999 to $2,678,310 for the year ended December 31, 2000, a decrease of $3,836,051, or 58.9%. The prior year included non-recurring expenses totaling $5,028,000, which consisted of a $4,800,000 legal settlement charge and $228,000 in merger costs which were not incurred in the current year. Excluding the non-recurring expenses of the prior year, operating expenses reflects an increase of $1,191,949, or 80.2%, versus the same period of the prior year. This increase was the result of $423,467 in research and development costs not incurred in 1999 and an increase in general & administrative expenses of $484,412 and an increase in selling expenses of $202,565. The predominant increase in each of these categories overall was an increase in payroll and employee benefit costs.

          The net loss from operations for the year ending December 31, 2000 was $2,258,159 compared to $6,017,905 for the year ended December 31, 1999. This decrease of $3,836,051 was a result of the factors discussed above.

          Other expense, comprised only of interest expense, increased $596,761 to $633,220 in the year ended December 31, 2000 compared to $36,459 in 1999. The year ended December 31, 2000 reflects interest and discount amortization on our 12% convertible debentures that were outstanding for most of the year 2000 and were only partially outstanding in the fourth quarter of the prior year.

Liquidity and Capital Resources

          We are funding our current operations principally with funds borrowed from our principal stockholder. As for June 30, 2001, our indebtedness to our principal stockholder equaled $1,574,658. We are operating on a negative cash flow basis and anticipate that we will require additional financing on an ongoing basis for the foreseeable future. To achieve our growth potential we will require additional amounts of capital.

          In May 2001, we entered into a subscription agreement with certain purchasers whereby we will issue $275,000 in 8% convertible debentures and 343,750 warrants to purchase our Class A common stock. The debentures plus accrued interest are convertible into our Class A common stock at the option of the holder at any time following the closing date. As a condition of the investment agreement, we also entered into a registration rights agreement whereby we will register a number of shares with the SEC to provide for the conversion of the debentures and stock issuable under the exercise the warrants.

          In July 2001, we entered into an additional subscription agreement with Meridian Equities International, Inc., whereby we will issue $150,000 in 8% convertible debentures and 250,000 warrants to purchase our Class A common stock. The debentures plus accrued interest are convertible into our Class A common stock at the option of the holder at any time following the closing date. As a condition of the investment agreement, we also entered into a registration rights agreement whereby we will register a number of shares with the SEC to provide for the conversion of the debentures and stock issuable under the exercise the warrants.

          Also in July 2001, we entered into an equity line investment agreement with Maple Avenue, LLC. This investment agreement entitles us to sell to Maple Avenue, LLC our Class A common stock from time to time for up to an aggregate of $5 million. The agreement also requires us to issue to Maple Avenue, LLC 450,000 warrants to purchase our Class A common stock. The investment agreement will be effective for a maximum of 18 months following the effective date of a registration statement. This financing allows us to issue common stock at our discretion as often as monthly as funds are needed, and in amounts based upon certain market conditions. It is a condition to Maple Avenue, LLC being required to purchase our shares of Class A common stock that their be an effective registration statement on file with the SEC covering the shares of our Class A common stock to be purchased by Maple Avenue, LLC under the investment agreement. The pricing of each Class A common stock sale is based upon current market prices at the time of each draw down.

          There is no assurance that the financing arrangements described above will enable us to implement our long-term growth strategy. Accordingly, we are not certain where we will find other sources of financing if we do not receive the proceeds from the issuance of the debentures or the investment agreement with Maple Avenue, LLC.


                             DESCRIPTION OF BUSINESS

Background

          Our current corporate configuration is the result of a number of separate transactions over the past three years.

          On February 26, 1996, Select Resources, Inc., a publicly held Delaware company, and three of its principal stockholders entered into a stock exchange agreement with Visual Telephone of New Jersey, Inc., a privately held New Jersey corporation, and its two stockholders pursuant to which Select Resources acquired all of the outstanding shares of Visual Telephone and spun off Select Housing Associates, Inc., its wholly owned subsidiary The aim of this agreement was to provide for a more profitable business direction for Select Resources. Pursuant to this agreement, Select Resources agreed to issue 5,611,000 shares of its capital stock to one of the two stockholders of Visual Telephone and to transfer one half of the shares of Select Housing Associates to the other stockholder of

Visual Telephone, namely Joel Beagelman, in return for all of the outstanding shares of Visual Telephone. In addition, Select Resources transferred the other half of the shares of Select Housing Associates to Gary W. Pomeroy and Brad W. Pomeroy, two of Select Resources' three principal stockholders, in return for the cancellation of 1,111,000 shares of common stock of Select Resources owned by them. At the time of the stock exchange agreement, Mr. Beagelman, Gary W. Pomeroy and Brad W. Pomeroy were directors of Select Resources. On February 26, 1996, the stock exchange agreement was approved by the consent of stockholders a majority of the outstanding shares of common stock of Select Resources. Visual Telephone then merged into Select Resources, which changed its name to that of the subsidiary.

          In July 1996, Visual Telephone acquired 100% of the outstanding common shares of Communications Research Inc., or "CRI," for $50,000 in cash, $150,000 in notes and 1,000,000 shares of Visual Telephone. CRI designs, develops, sells, and supports PC-based communication systems that transmit data, voice and full-motion video.

          On May 21, 1999, International Voice Technologies, Corp., a Delaware corporation, merged with and into Visual Telephone (which in the interim had changed its name to Visual Telephone International, Inc.), with Visual Telephone surviving. Simultaneous with the merger, Visual Telephone changed its name to iVoice.com, Inc., and it was planned that Visual Telephone would spin off CRI prior to the merger with International Voice Technologies. Our current business is essentially that of International Voice Technologies, and this merger was aimed at giving that business better access to the capital markets by merging it into a public company. In addition, we changed our OTC Bulletin Board trading symbol to "IVOC."

          In consideration for the merger with International Voice Technologies, Jerome R. Mahoney, the sole stockholder of International Voice Technologies, received 10,000,000 shares of our Class A common stock and 700,000 shares of our Class B common stock. In addition, the two controlling stockholders of Visual Telephone sold 300,000 shares of Class B common stock to Mr. Mahoney and concurrently canceled a total of 2,000,000 shares of their Class A common stock. The consulting firm of Toby Investments was awarded 2,000,000 shares of common stock for consulting services on the transaction. The agreement also provided that certain of the assets of Visual Telephone would be transferred to Visual Telephone's wholly owned subsidiary, CRI. The merger was accounted for in its financial statements as a public shell merger. In a public shell merger the stockholders of the operating company, in this case International Voice Technologies, become the majority owners of the shell company, in this case Visual Telephone; the stockholders of Visual Telephone, the public shell company, became minority stockholders in International Voice Technologies, the operating company.

          As for the CRI spin-off, on September 18, 2000, CRI filed a registration statement to provide for the distribution of its shares to Visual Telephone's stockholders as of May 21, 1999. Visual Telephone's stockholders are to receive one CRI share for every four shares owned in Visual Telephone. The principal stockholders, officers and directors of Visual Telephone were Carl Ceragno and Joel Beagelman. Mr. Ceragno remained with CRI as its President and Mr. Beagelman entered into a consulting agreement with us.

          On April 24, 2000, we entered into an agreement and plan of reorganization with all the stockholders ThirdCAI, another shell company that was a reporting company under the Securities Exchange Act of 1934. In this transaction, which took place by means of a short-form merger, with ThirdCAI's name being changed to iVoice, we acquired all the issued and outstanding shares of ThirdCAI in exchange for $150,000, and a finder's fee of 50,000 shares of our voting Class A common stock paid to Corporate Architect, Inc. The fee was negotiated between us and ThirdCAI. The purpose of this transaction was to enable our business to be conducted by a reporting company, as pursuant to the "eligibility rule" adopted by the National Association of Securities Dealers, Inc., or "NASD," only reporting companies may continue to have stock quoted on the OTC Bulletin Board.

Our Business

          We design, manufacture, and market voice and computer communications systems for businesses and corporate departments. Among our products are interactive voice response products that allow information in PC databases to be accessed from a standard touch-tone telephone using a telephone keypad or voice commands. We sell our products directly to end-users, through dealer and reseller channels, as well as through original equipment manufacture, or "OEM," agreements with telecommunication and networking companies.

          Our principal offices and facilities are located at 750 Highway 34, Matawan, NJ 07747, and our telephone number is (732) 441-7000. Our common stock is quoted on the OTC Bulleting Board under the trading symbol "IVOC."

Products and Services

          Our software products enable our customers to communicate more effectively by integrating speech recognition into their traditional office telephone systems, voice mail, automated attendant, and interactive voice response, or "IVR," functions. We provide IVR products that allow information in PC databases to be accessed from a standard touch-tone telephone using speech or the telephone keypad. Our products are designed to be "people oriented," with features that can be readily used without special training or manuals. Our principal products, Unified Messaging, iVoice Voice Mail and iVoice IVR, incorporate this philosophy. We also design, market, and support voice recognition products. We sell our products directly to end-users via our direct sales force and through dealer and reseller channels, as well as through agreements with original-equipment manufacturers, or "OEMs," who incorporate our products into a final assembled product or system.

          Our products use standard open-architecture PC platforms and Microsoft Windows NT Server and Workstation operating systems, thereby facilitating the rapid adoption of new PC-based technologies while reducing overall product costs. Due to market demands, the platform will be changing to Windows NT. We concentrate our development efforts on software rather than hardware because we believe that the most efficient way to create product value is to emphasize software solutions that meet customers' needs. Furthermore, we use standard PC-related hardware components in our products, in part to limit our need to manufacture components. Our manufacturing operations consist of final assembly and quality-control testing of materials, subassemblies, and systems. We obtain from suppliers components such as PCs, circuit boards, application cards, faxboards, and voiceboards.

          iVoice IVR is an application generator that allows full connectivity to the most popular databases, including Microsoft Access, Microsoft Excel, Microsoft Fox Pro, DBase, Btrieve, and Paradox, or to standard text files. iVoice IVR can be used to read information from, and write information to, databases, as well as query databases and return information. iVoice IVR performs over 40 different customizable commands. Properties can be set up for each command, as if the commands are being executed manually. iVoice IVR links a phone system to a database to provide customers with 24-hour immediate access to account information, via telephone. With iVoice IVR, polished IVR applications are quick and easy to install. No knowledge of computer programming and minimal database knowledge is needed. iVoice IVR will execute any created application when a caller dials in. Using DTMF (touch-tone telephones) or speech activation allows callers to interact with the system. Advanced database technology permits reading, writing, appending, searching and seeking database information. A user can record product inventory, set up games, keep a record of patients or customers, and perform limitless other applications. The advanced, innovative technology, backed by a simple, easy-to-use drag-and-drop interface, makes writing applications simple.

          We have updated the IVR to incorporate an Internet access tool, which can be either connected to the IVR system or run as a standalone. This system also has a graphical user interface and provides for Internet access to the system. Once logged onto the Internet, a user can gain access to the IRV system by clicking on a hypertext link for the user's browser. Upon entering the IVR system, the response prompts are in text form rather than voice form. The user can enter selections and get information by clicking on icons or choosing items from menus.

          Some of the Internet applications available are order processing and transactions, database integration, questions and queries, account status, delivery information, funds transfer, and claims information. The following call-processing features can be used independently or in conjunction with the above IVR platforms:

     o Interactive Voice Response. Enables a caller to obtain requested information in voice form from a local or non-local database. Examples of IVR range from simply selecting announcements from a list of options stored in the computer (also know as Audio Text) to more complex interactive exchanges such as querying a database for information.

     o Speech Recognition. This is the process by which the PC translates spoken words into commands. You may now speak to all of your Voice Mail or IVR applications.

     o Unified Messaging. This is a unified inbox application for Windows NT auto attendant/voice mail system and Windows NT IVR system. With Unified Messaging, e-mail, voice mail and faxes can be handled through a desktop PC or the telephone. All messages can be viewed and acted upon in order of importance via Microsoft Outlook or a Web Browser. E-mail can also be retrieved over the phone, using text-to-speech, and responded to with a voice message including directed to a fax machine.

     o Interactive Voice Response/Web Applications. Using the Internet to access the IVR system, you access the system by clicking on a hypertext link from your browser. The system responds the same way, except in text form, and not the normal voice prompt. You can enter selections and get information by clicking on icons or choosing items from menus.

     o Voice Mail. This allows a caller to store voice messages and reply via the computer. This method permits the caller to conduct a dialogue with another person without having to be on the same line at the same time. As with most voice mail systems, the caller can record, store and delete messages and direct messages to multiple subscribers.

     o Speech Enabled Auto Attendant. Any business can improve and speed up service for its customers by enabling them to reach the desired contact person or department by simply saying the appropriate name. Our speech recognition system is extremely accurate and reliable. Callers no longer need to punch in letters on a telephone keypad.

          We are currently focusing on upgrading and enhancing existing products, with the aim of adding to some products a full toolkit that would enable a product to be based on natural language and capable of handling spoken sentences rather than just single words.

          In addition to enhancing our existing products, we are currently developing the following new products:

     o iVoice ACD (Automatic Call Distribution) call-center applications provide advanced automatic distribution of incoming calls and other interactions for contact centers and e-businesses. In addition to telephone calls, iVoice ACD can also queue and distribute text chats, e-mails, and other Web-based interactions using the same routing procedure used for telephone calls.

     o iVoice Speech SDK (Software Developers Kit) is a unique tool for application developers that will convert common command and control functions to speech commands. The SDK will allow software developers to write applications that can treat the voice as an input device, just like a mouse, keyboard, or joystick.

Marketing

          Our marketing strategy is to emphasize to our potential customers that our products are user-friendly PC-based processing applications that offer integrated access to a broad range of communication avenues with other people and information sources. Our strategy is built around the following basic elements:

     o Emphasize software, not hardware. We concentrate our developing software that meets our clients' needs, rather than on designing or modifying hardware. This allows us to create the most value from our products.

     o Use standard, Microsoft NT-based architecture, open systems and hardware. Our products use standard, open-architecture PC platforms and operating systems rather than proprietary computer hardware and operating systems. As a result, we can quickly adapt to new PC-based technologies, leveraging the substantial investments made by third parties in developing these new technologies for the PC environment.
          In addition, using available hardware components and software minimizes our manufacturing activity and thereby reduces the overall cost of our products.

     o Focus on businesses and corporate departments having between two and 20,000 telephones. Our products are designed for use by businesses and corporate departments with between two and 20,000 telephones in a wide range of markets, including manufacturing, retail, service, healthcare, and government. These businesses desire features offered by large, proprietary call processing systems, but at a more affordable price. This is what our products offer.

     o Develop user-friendly products. We aim to make our products as easy as possible to install, maintain, and use. We accomplish this by incorporating product features that can be used without special training or manuals. One example of this user-oriented philosophy is exhibited in our voicemail product. which has user prompts that encourage conversation between callers and subscriber and uses simplified screens and menus for ease of installation.

     o Minimize distribution overhead. We are able to achieve broad market coverage in the U.S. via a direct sales force, a nationwide network of
          independent         telephone        system        dealers,        and
          original-equipment-manufacturers, or "OEMs." This structure both minimizes our selling overhead and maximizes our product exposure, and allows us to focus our resources on product development.

          We employ two sales people, four telemarketers, and several independent sales representatives to bring our products directly to our target market. Currently we make 80% of our sales through direct sales and 20% through our dealer channel. We have historically been top-heavy in research and development personnel. Once we secure sufficient financing, however, we intend to focus on increasing our sales force and establishing more satellite locations to better serve clients.

          To date, our telemarketing efforts have been focused on selling discounted demonstration systems to various telephony and communication product dealers throughout the United States.

          In addition, we intend to expand product awareness by displaying our products at shows and conventions and in industry literature. We are, however, as yet unsure of the extent to which, and when, we will need to increase our marketing efforts in order to become profitable.

Fee Structure

          We generally require customers to pay 50% down on any product purchased, with the balance due when installation has been completed. We accept company checks or Visa/Mastercard.

Sales by Geographic Area

          Approximately 70% of our revenues are derived from customers located in the northeast U.S.; the remaining 30% are from customers located elsewhere in the continental U.S.

Competition

          The call-processing industry is highly competitive. Given added competition in the form of businesses that have recently entered this market and strengthened competition in the form of merged competitors, we believe that the competitive pressures we face will only intensify. Competition means pressure to lower prices and profit margins.

        Currently, our principal competitors fall into two categories:

     o Telephone equipment and independent call-processing system manufacturers that offer their own call-processing systems or offer their systems as private labels and whose products integrate with multiple telephone systems and are based on PC-based products like ours. These competitors include Lucent Technologies, Inc., Nortel Networks Corp., and Toshiba America Information Systems, Inc., Applied Voice Technologies Inc., Microlog Corporation, and Active Voice Corporation.

     o Speech recognition software providers that enable enterprises and communications carriers to offer automated, speech-activated services over any telephone. These competitors include companies such as Nuance Communications, Speechworks Intl. Inc., Phillips Electronics, N.V., and Sound Advantage, LLC.

Suppliers

          Our suppliers include Dialogic Corporation, Catalyst Telecom, Inc. and Bicom, Inc., for voiceboards, and iTox, Inc. and Ingram-Micro, Inc., for computer components.

Research and Development

          Our research-and-development efforts focus on enhancing our existing product line and our development of new products to be integrated with our existing product line. We are concentrating on improving the technology through ease of use and increased reliability. Prior to 2000, we conducted no research and development. During the first and second quarter of 2000, we began hiring qualified technical personnel to strengthen our product line and maintain a competitive edge. We intend to increase our research-and-development program once we gain access to financing.

Licenses

          We have a licensing agreement with Nuance Communications, Inc. to resell their natural language toolkit. Natural language software allows a system to understand spoken language rather than just simple words, and incorporating this toolkit in an iVoice IVR allows users to engage in a question-and-response dialog by telephone, which shortens the time it takes to process calls. This license includes the right to grant sublicenses to end users. We also have a worldwide, non-exclusive, irrevocable, royalty-free, fully paid license with Entropic, Inc., a Microsoft company, to incorporate their speech engine into customized software applications for our customers. Thirdly, a license with Fonix Corporation enables us to incorporate their text-to-speech software into our applications so clients can listen to e-mail messages from any telephone.

Employees

          As of June 30, 2001, we employed 18 individuals, consisting of 12 full-time employees and 6 part-time employees. None of our employees are represented by a labor organization and we are not a party to any collective bargaining agreements.

                                   MANAGEMENT


                           SUMMARY COMPENSATION TABLE

          The following table sets forth compensation information for services rendered by certain of our executive officers in all capacities during the 2000 and 1999 fiscal years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted, and certain other compensation, if any, whether paid or deferred.

                                                     Other                     Securities
                                                     Annual       Restricted   Underlying      LTIP     All Other
Name and Position(s)     Year   Salary($)   Bonus   Compensation    Stock      Options/SARs   Payouts  Compensation
--------------------     ----   ---------   -----   ------------    -----      ------------   -------  ------------

Jerome R. Mahoney        2000   $226,000      0         0             0            0             0          0
  Chief Executive        1999   $120,000      0         0             0            0             0          0
  Officer and President


Joel G. Beagelman (1)    2000   $44,000       0         0             0            0             0          0
  Former CFO,            1999   $104,000
  Secretary and
  Treasurer

(1) Effective May 16, 2000, Mr. Beagelman resigned as our Chief Financial Officer, Secretary, and Treasurer.


Employment Contracts

          On May 1, 1999, we entered into a five-year employment agreement with Jerome R. Mahoney, our majority stockholder. Mr. Mahoney will serve as Chairman of the Board and Chief Executive Officer if iVoice for a term of five years. As consideration, we agreed to pay Mr. Mahoney a salary of $180,000 the first year with a 10% increase every year thereafter.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

          The following table sets forth certain information known to us with respect to the beneficial ownership of our Class A common stock and our Class B common stock as of June 30, 2001 by (1) all persons who are beneficial owners of 5% or more of our common stock, (2) each director and nominee, (3) the executive officers named in the "Summary Compensation Table," and (4) all directors and executive officers as a group.

          The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of June 30, 2001, through the exercise or conversion of any stock option, convertible security, warrant or other right. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person's spouse) with respect to all shares of capital stock listed as owned by that person or entity. The shares of our Class A common stock represented here include the shares of our Class A common stock that the beneficial holders would directly possess if they converted all shares of our Class B common stock held by them into Class A common stock.


  Name and Address of                              Amount and Nature of       Percentage of
    Beneficial Owner          Title of Class         Beneficial Owner           Class (1)
    ----------------          --------------         ----------------           ---------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Joel Beagelman             Class A common stock         8,703,184  (2)            5.8%
750 Highway 34
Matawan, NJ 07747

SECURITY OWNERSHIP OF MANAGEMENT

Jerome R. Mahoney          Class A common stock        38,652,856  (3)           50.1%
c/o iVoice, Inc.           Class B common stock           364,000  (4)            100%
750 Highway 34
Matawan, New Jersey 07747

(1) Based on 113,421,548 outstanding shares of our Class A common stock and 364,000 shares of our Class B common stock, which Class B shares are convertible into 36,400,000 shares of Class A common stock.

(2) Includes 300,000 shares held by Mr. Beagelman's three children and 3,184 shares held by his wife.

(3) Includes 450,000 shares of our Class A common stock held by Mr. Mahoney's minor children and 364,000 shares of Class B common stock held by Mr. Mahoney that have the voting power of, and may be converted into 36,400,000 shares of Class A common stock.

(4) The shares of Class B common stock held by Mr. Mahoney have the voting power of, and may be converted into 36,400,000 shares of Class A common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

          During the period from June 2000 to June 2001, Jerome R. Mahoney, our President and Chief Executive Officer, sold shares of our Class A common stock and has loaned proceeds of these sales to us to fund our working capital requirements. We have executed a promissory note and security agreement in favor of Mr. Mahoney. As of June 30, 2001, the outstanding loan balance, including monies loaned from the proceeds of stock sales, unpaid compensation, income taxes incurred from the sale of stock, and unreimbursed expenses, totaled $1,574,658.

          Under the terms of our loan agreements with Mr. Maloney, we may elect to prepay the principal and interest owed pursuant to the promissory note by issuing Mr. Mahoney, or his assigns, one share of our Class B common stock for each dollar owed.


                             DESCRIPTION OF PROPERTY


          We do not own any real property for use in our operations or otherwise.

          On March 15, 2000, we entered into a lease for approximately 8,000 square feet of office space to house our corporate headquarters and research facilities. The office is located at 750 Highway 34, Matawan, New Jersey 07747. The term of the lease is for two years with a monthly rent of $11,000.

        On May 21, 1999, we entered into a lease for 1,500 square feet in South Hackensack, New Jersey, for one and one half years from Mejor Angora, L.L.C, at an annual rental of $19,800, subject to certain escalations. We vacated this space on December 28, 2000, and continue to pay for our share of the remaining lease through October 2001 in the amount of $1,990 per month.

          In order to reduce our overhead expenses, we are negotiating with the landlord of our corporate headquarters to reduce our monthly rent for the 8-month balance of our lease term.

                            DESCRIPTION OF SECURITIES

          Pursuant to our certificate of incorporation, as amended on August 24, 2001, we are authorized to issue 600,000,000 shares of Class A common stock, par value $0.001 per share, 3,000,000 shares of Class B common stock, no par value and 1,000,000 shares of preferred stock, par value of $1.00 per share.

Class A Common Stock

          Each holder of our Class A common stock is entitled to one vote for each share held of record. Holders of our Class A common stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of Class A common stock are entitled to receive our net assets pro rata. Each holder of Class A common stock is entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. We have not paid any dividends on our common stock and do not contemplate doing so in the foreseeable future. We anticipate that any earnings generated from operations will be used to finance our growth.

          A total of 113,421,548 shares of Class A common stock were issued and outstanding as of June 30, 2001.

Class B Common Stock

          Each holder of Class B common stock has voting rights equal to 100 shares of Class A common stock. Holders of Class B common stock are not entitled to receive dividends. Jerome R. Mahoney is the sole owner of our Class B common stock, of which there are 3,000,000 shares authorized and 364,000 shares issued and outstanding as of August 31, 2001. A holder of Class B common stock has the right to convert each share of Class B common stock into 100 shares of Class A common stock. Upon our liquidation, dissolution, or winding-up, holders of Class B common stock will not be entitled to receive any distributions.

          There are no cumulative voting rights with respect to election of directors, so holders of more than 50% of the outstanding shares of Class A common stock can elect all of the directors if they choose to do so.

Preferred Stock

          On August 24, 2001, we filed a certificate of amendment to our certificate of incorporation, authorizing us to issue 1,000,000 shares of preferred stock , par value $1.00 per share. As of August 31, 2001, we have not issued any shares of preferred stock.

          Our board of directors is authorized (by resolution and by filing an amendment to our certificate of incorporation and subject to limitations prescribed by the General Corporation Law of the State of Delaware) to issue, from to time, shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

     o the number of shares constituting that series and the distinctive designation of that series;

     o the dividend rate on the shares of that series, whether dividends are cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     o whether that series has voting rights, in addition to voting rights provided by law, and, if so, the terms of those voting rights;

     o whether that series has conversion privileges, and, if so, the terms and conditions of conversion, including provisions for adjusting the conversion rate in such events as our board of directors determines;

     o whether or not the shares of that series are redeemable, and, if so, the terms and conditions of redemption, including the dates upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     o whether that series has a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of that sinking fund;

     o the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of iVoice, and the relative rights of priority, if any, of payment of shares of that series; and

     o any other relative powers, preferences and rights of that series, and qualifications, limitations or restrictions on that series.

          If we liquidate, dissolve or wind up our affairs, whether voluntarily or involuntarily, the holders of preferred stock of each series will be entitled to receive only that amount or those amounts as are fixed by the certificate of designations or by resolution of the board of directors providing for the issuance of that series.

Options and Warrants

          As of June 30, 2001, our employees held options to purchase 2,559,000 shares of our Class A common stock. These options were granted to our employees under our 1999 Stock Option Plan. One of these options vests in increments of 33% per year and all other options vest 25% annually. All options expire five years from the date of grant. The exercise price of the options ranges between $0.06 and $3.75 per share. As of June 30, 2001, 210,740 of the options were exercisable.

          As of June 30, 2001, we had outstanding, to persons other than employees, warrants to purchase 6,308,260 shares of our Class A common stock. These warrants have exercise prices ranging from $0.0583 per share to $2.00 per share. These warrants will expire at various times between January 1, 2001 and May 1, 2006.

Debt

          As of June 30, 2001, we had outstanding convertible debentures with an aggregate principal amount of $227,000 and $69,861 in interest. These debentures bear interest at 12% per year, and are convertible into shares of our Class A common stock at the option of the holder by dividing the outstanding principal and interest by the conversion price. The conversion price equals 50% of the average bid price during the 20 trading days before the conversion date. We are in default of several provisions of the agreements pursuant to which we issued the debentures, in particular the requirement that we register the shares issuable upon conversion of the debentures within 150 days of October 18, 1999 (the effective date of the debentures).

Statutory Provisions Under Delaware General Corporation Law

          Section 203 of the Delaware General Corporation Law provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a publicly-held Delaware corporation subject to the statute (an "interested stockholder") may not engage in certain "business combinations" with the corporation for a period of three years, subsequent to the date on which the stockholder became an interested stockholder unless (i) prior to such date the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder, or (ii) upon consummation of the business combination, the interested stockholder owns 85% or more of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock option plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

          Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the interested stockholder or transactions in which the interested stockholder receives certain other benefits.

          These provisions could have the effect of delaying, deferring or preventing a change of control. Our stockholders, by adopting an amendment to our certificate of incorporation or bylaws, may elect not to be governed by
Section 203, effective twelve months after adoption. Neither our certificate of incorporation nor our bylaws currently exclude us from the restrictions imposed by Section 203.

          The Delaware General Corporation Law permits a corporation, through its certificate of incorporation, to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, and improper personal benefit. Our certificate of incorporation exonerates our directors from monetary liability to the fullest extent permitted by this statutory provision.

Transfer Agent and Registrar

          Our transfer agent and registrar is Fidelity Transfer Company, 1800 South West Temple, Suite 301, Salt Lake City, UT 84115.


                     TRANSACTIONS WITH SELLING STOCKHOLDERS

          The shares of our Class A common stock to be registered pursuant to this registration statement and this prospectus have been, or will be, issued in private transactions exempted pursuant to Section 4(2) of the Securities Act of 1933, as amended. The offering of the shares of our Class A common stock was made to "accredited investors" as defined in Rule 501 of Regulation D under the Securities Act, and as a result, each offering qualifies as exempt from registration in accordance with Rule 506 of Regulation D.

          The following pages generally describe the agreements and transactions we entered into with each of the selling stockholders with respect to the shares of our Class A common stock registered under this prospectus. The descriptions are not intended to be complete and the discussions in this prospectus are qualified in their entirety by reference to the documents included or referenced in the exhibits to the registration statement of which this prospectus forms a part.

SALE OF $275,000 OF OUR 8% CONVERTIBLE DEBENTURES

          On May 1, 2001, we entered into a subscription agreement with certain purchasers to purchase convertible debentures having an aggregate principal amount of $275,000, which debentures will pay cumulative interest at the rate of 8% per year. See "Selling Stockholders" on page 27. The debentures are set to mature on the fifth anniversary of the date of issuance.

          The purchase price of $275,000 has been placed in escrow. The release of the entire purchase price from escrow is conditioned upon (1) the execution, by us, with an investor, of a $5,000,000 equity line financing and (2) the daily average trading volume of the Class A common stock multiplied by the volume-weighted-average closing price for the thirty trading days preceding funding equals or exceeds $25,000, which condition precedent may be waived by the holders of the convertible debentures. In addition to the foregoing, the release of the first $150,000 from escrow is conditioned upon the cancellation and termination of our equity credit line financing with Swartz Private Equity, LLC and the release of the remaining $125,000 from escrow is conditioned upon the filing of a registration statement registering the resale of the shares of our Class A common stock into which the convertible debentures may be converted.

          The holders of the debentures have the right to convert all or part of the principal amount of their debentures into shares of Class A common stock at any time following the closing date, except that if less than all the principal amount is converted, the converted portion must be $5,000 or a whole multiple of $5,000. Any unconverted portion of the convertible debentures that remains outstanding at the end of five years from the date of issuance will be automatically converted into shares of Class A common stock.

          Upon conversion, the conversion rate will be the lesser of (1) 140% of the closing bid price for the Class A common stock on the Closing Date (the date funds are received by us) and (2) 80% of the Market Price (defined as the average of the three lowest closing bid prices for the Class A common stock as reported by Bloomberg, L.P. during the 22 trading days immediately preceding the conversation date).

          We are required to pay accrued interest either in cash or in shares of our Class A common stock, at our sole discretion. If we decide to pay accrued interest in shares of Class A common stock, the number of shares of Class A common stock to be delivered to the holders of the convertible debentures will be determined by dividing the dollar amount of the interest by the lesser of (1) 140% of the closing bid price for the Class A common stock on the Closing Date (the date we receive the funds) and (2) 80% of the Market Price (defined as the average of the three lowest closing bid prices for the Class A common stock as reported by Bloomberg, L.P. during the 22 trading days immediately preceding the conversation date).

          We must pay accrued interest, whether in cash or shares of Class A common stock, to the purchaser within five business days of the date of conversion. If we do not delivery the Class A common stock within the five business days of the date of conversion, we will be obligated to pay to the holder of the debentures, in cash, a late payment fee as stated in the debenture.

          If there is an event of default by virtue of (a) our failure to make payment of principal of the debenture when it becomes due and payable at maturity, upon redemption or otherwise, (b) our failure to make a payment of interest, other than a principal payment, for a period of five business days thereafter, (c) any of our representations and warranties contained in the subscription agreement or debenture were false when made or we fail to comply with any of the other agreements referred to in the subscription agreement or debentures and that failure continues after notice is provided, as set forth in the debenture (except that there will be no default until the holders of at least 25% of the aggregate principal amount of the debentures outstanding notify us of a default and it is not cured by us within 30 business days after we receive that notice), (d) we file for bankruptcy or (e) our Class A common stock is suspended or no longer is listed on a recognized exchange, including the OTC Bulletin Board, for in excess of five consecutive trading days, then by notice the holder may declare the remaining principal amount of the debenture, together with all accrued interest and any liquidated damages, to be due and payable.

          If at the time we receive a notice of conversion from a holder we do not have available enough authorized but unissued shares of Class A common stock necessary to effect the conversion in full, we will be required to issue to that holder the number of shares of Class A common stock that are then available for issuance upon conversion as well as make an additional payment for a conversion default in the amount of (N/365) multiplied by (.24) multiplied by the initial issuance price of the outstanding and/or tendered but unconverted debentures held by each holder, with N equaling the number of days from the date the conversion default occurs to the date we authorize a sufficient number of shares of Class A common stock to effect the conversion in full. Any payments made as a result of a conversion default must be paid, at the option of the holder, in cash or converted into shares of Class A common stock at the conversion rate (set forth above).

          If by the fifth business day after the date we receive notice of conversion from a holder, the transfer agent fails for any reason to deliver the shares of Class A common stock to the holder and the holder purchases, in an open market transaction or otherwise, shares of Class A common stock solely in order to make delivery in satisfaction of a sale of shares of Class A common stock by the holder, we will be required to pay the holder, in addition to any other amounts due to the holder, a buy-in adjustment amount equal to the excess, if any, of (x) the holder's total purchase price (including brokerage commissions, if any) for the shares so purchased by the holder over (y) the net proceeds (after brokerage commissions, if any) received by the holder from the sale of such shares of Class A common stock.

          We have the right, at our sole option, to redeem any percentage of the balance of a convertible debenture by providing advance written notice to a holder. Upon exercise of this redemption right, we are required to pay 125% of the balance remaining on the debenture, plus accrued but unpaid interest and outstanding liquidated damages. Notwithstanding the foregoing, the holder is entitled to convert the debenture any time up to the date we intend to redeem. If we provide notice of our intention to redeem and then fail to do so, we will be precluded from effecting any further redemption.

          As consideration for finding the purchasers of the convertible debentures, The May Davis Group, Inc., as placement agent, received a placement fee, in cash, amounting to 10% of the aggregate principal amount of the convertible debentures plus 2% for non-accountable expenses. In addition, Michael Jacobs and Owen May, both registered broker-dealers with The May Davis Group, Inc., were issued warrants to purchase an aggregate of 343,750 shares of our Class A common stock. These warrants may be exercised at any time before the five-year anniversary of the date on which they were issued. Also, the shares of Class A common stock into which these warrants may be exercised will carry piggy-back registration rights under the registration rights agreement entered into simultaneously with the execution of the subscription agreement. The warrants are exercisable, in whole, or in part, at 115% of the closing bid price of our Class A common stock on the day of funding, and the holder is entitled to chose between a cash or cashless exercise.


SALE OF $150,000 of OUR 8% CONVERTIBLE DEBENTURES

          On July 18, 2001, we entered into a subscription agreement with Meridian Equities International, Inc. to purchase $150,000 of convertible debentures, which convertible debentures pay cumulative interest at rate of 8% per annum. The convertible debentures are set to mature on the fifth anniversary of the date of issuance.

          The purchase price will be placed in escrow, to be released to us when the following events occur: (1) an investor has signed documentation with us for a $5,000,000 equity credit line financing; (2) the daily average trading volume of our Class A common stock, multiplied by the volume weighted average closing price ("VWAP") for the 30 trading days preceding funding, is a minimum of $25,000, subject to waiver by the purchaser of the debenture; (3) we have canceled and terminated our equity-line of credit financing with Swartz Private Equity, LLC; (4) there is 600% of the number of shares of our Class A common stock registered to cover the conversions at the time of the funding for the amount being funding; (5) the par value of our Class A common stock has been changed to $.001; and (6) the VWAP for the 30 trading days prior to receipt by the purchaser of the debentures of a written request from us for funding is not less than $.05. Upon effectiveness of the registration statement covering the resale of the shares of Class A common stock into which the debentures may be converted, we may request up to $150,000 from those purchasers by sending written notice them, via facsimile transmission, ten calendar days in advance of the date the funding is to be provided to us and forwarding to the escrow agent at least that number of free trading shares of our Class A common stock equal to $1,000,000 (the "Cushion Shares"), based on the five-day average closing bid price for our Class A common stock on the day we send out the facsimile notice. The Cushion Shares, while held in escrow, will be voted in the manner as decided by our board of directors.

          In consideration for commitments by the purchasers of the debentures, Meridian Equities International, Inc. will receive a placement fee of 10% of the principal amount of the convertible debentures plus 2% for non-accountable expenses. In addition, Meridian Equities International, Inc. will receive a warrant to purchase 250,000 shares of our Class A common stock. The warrant is exercisable at any time after issuance and up to five years thereafter. The shares of Class A common stock underlying the warrant will have piggyback registration rights requiring registration in accordance with the terms and conditions of the registration rights agreement executed simultaneously with the subscription agreement. The warrant will be exercisable, in whole or in part, at 115% of the closing bid price of our Class A common stock on the day of funding and shall contain a provision for a cash or cashless exercise, at the option of Meridian Equities International, Inc.

          Meridian Equities International, Inc. has the right to convert all or part of each debenture into shares of our Class A common stock at any time following the closing date, except that if less than all the principal amount is converted, the converted portion must be $5,000 or a whole multiple of $5,000. Notwithstanding the foregoing, any unconverted portion of the convertible debentures that remains outstanding at the end of five years from the date of issuance will be automatically converted into shares of Class A common stock.

          Upon conversion, the conversion rate shall be the lesser of (1) 140% of the closing bid price for the Class A common stock on the Closing Date (the date we receive the funds), or (2) 80% of the Market Price (defined as the average of the three lowest closing bid prices for the Class A common stock as reported by Bloomberg, L.P. during the 22 trading days immediately preceding the conversation date).

          We are required to pay accrued interest on the unpaid principal amount in cash or in shares of our Class A common stock, at our sole discretion. If we decide to pay accrued interest in shares of Class A common stock, the number of shares of Class A common stock to be delivered to Meridian Equities International, Inc. will be determined by dividing the dollar amount of the interest by the lesser of (1) 140% of the closing bid price for the Class A common stock on the Closing Date (the date we receive the funds) and (2) 80% of the Market Price (defined as the average of the three lowest closing bid prices for the Class A common stock as reported by Bloomberg, L.P. during the 22 trading days immediately preceding the conversation date).

          We must pay accrued interest, whether in cash or shares of Class A common stock, to Meridian Equities International, Inc. within five business days of the date of conversion. If we do not delivery the Class A common stock within the five business days of the date of conversion, we will be obligated to pay to the holder of the debentures, in cash, a late payment fee as stated in the debenture.

          If there is an event of default by virtue of (a) our failure to make payment of principal of the debenture when it becomes due and payable at maturity, upon redemptions or otherwise, (b) our failure to make a payment, other than a principal payment, for a period of five business days thereafter,
(c) any of our representations and warranties contained in the subscription agreement or debenture were false when made or we fail to comply with any of the other agreements referred to in the subscription agreement or debentures and that failure continues after notice is provided, as set forth in the debenture (except that there will be no default until the holders of at least 25% of the aggregate principal amount of the debentures outstanding notify us of a default and it is not cured by us within 30 business days after we receive that notice),
(d) we file for bankruptcy or (e) our Class A common stock is suspended or no longer is listed on a recognized exchange, including the OTC Bulletin Board, for in excess of five consecutive trading days, then by notice the holder may declare the remaining principal amount of the debenture, together with all accrued interest and any liquidated damages, to be due and payable.

          If at the time we receive a notice of conversion from Meridian Equities International, Inc. we do not have available enough authorized but unissued shares of Class A common stock necessary to effect the conversion in full, we will be required to issue to that holder the number of shares of Class A common stock that are then available for issuance upon conversion as well as make an additional payment for a conversion default in the amount of (N/365) multiplied by (.24) multiplied by the initial issuance price of the outstanding and/or tendered but unconverted debentures held by each holder, with N equaling the number of days from the date the conversion default occurs to the date we authorize a sufficient number of shares of Class A common stock to effect the conversion in full. Any payments made as a result of a conversion default must be paid, at the option of the holder, in cash or converted into shares of Class A common stock at the conversion rate (set forth above).

          If by the fifth business day after the date we receive notice of conversion from Meridian Equities International, Inc., the transfer agent fails for any reason to deliver the shares of Class A common stock to Meridian Equities International, Inc. and Meridian Equities International, Inc. purchases, in an open market transaction or otherwise, shares of Class A common stock solely in order to make delivery in satisfaction of a sale of shares of Class A common stock by Meridian Equities International, Inc., we will be required to pay Meridian Equities International, Inc., in addition to any other amounts due to Meridian Equities International, Inc., a buy-in adjustment amount, equal to the excess, if any, of (x) Meridian Equities International, Inc.'s total purchase price (including brokerage commissions, if any) for the shares so purchased by the holder over (y) the net proceeds (after brokerage commissions, if any) received by Meridian Equities International, Inc. from the sale of such shares of Class A common stock.

          We have the right, at our sole option, to redeem any percentage of the balance of a convertible debenture by providing advance written notice to Meridian Equities International, Inc.. Upon exercise of this redemption right, we are required to pay 125% of the balance remaining on the debenture, plus accrued but unpaid interest and outstanding liquidated damages. Notwithstanding the foregoing, the holder is entitled to convert the debenture any time up to the date we intend to redeem. If we provide notice of our intention to redeem and then fail to do so, we will be precluded from effecting any further redemption.

CONSULTING AGREEMENT WITH FINNEGAN USA

          On March 15, 2001, we entered into a 90-day consulting agreement with Finnegan USA. Under the terms of that agreement, Finnegan USA will, at our request, provide us with consulting services. Finnegan USA agreed to use its best efforts to perform the services in a manner satisfactory to us. As consideration for the consulting services, we issued 200,000 shares of our Class A common stock to Finnegan USA, and we agreed to register those shares for re-sale.

          Finnegan USA's relationship with us is that of an independent contractor and not that of an employee. Finnegan USA will have no authority to enter into contracts that bind us or create obligations on the part of iVoice without our prior written authorization.


                              SELLING STOCKHOLDERS

          The following table sets forth certain information with respect to the selling stockholders as of September 5, 2001. Except as set forth below, no selling stockholder is an affiliate of ours or has had a material relationship with us during the past three years.

          Because the conversion rate of the debentures and payment of interest thereon depends in part upon the market price of the Class A common stock prior to a conversion and is subject to certain conversion limitations described elsewhere in this prospectus, the actual number of shares of Class A common stock that will then be issued in respect of conversion or interest payments and subsequently offered for sale under this registration statement, cannot be determined at this time. We have contractually agreed to include in this prospectus 55,443,750 shares of Class A common stock issuable upon conversion of the debentures, payment of interest thereunder and exercise of the warrants issued to the selling stockholders and have disregarded the conversion limitations for purposes of the table below.


                                    Number of         Maximum number of         Amount and percentage
                                    shares of         shares of Class A         of Class A common stock
                                  Class A common        common stock              beneficially owned
                                   stock owned          that may be              after the offering (1)
                                   prior to this       offered under
Name of Selling Stockholder          offering          this prospectus        Amount         Percentage
---------------------------          --------          ---------------        ------         ----------

Meridian Equities
International, Inc.                        0          35,250,000 (2)             0               *
Michael Jacobs.                            0             171,875 (3)             0               *
Owen May                                   0             171,875 (4)             0               *
Jon Cummings                               0             714,545 (5)             0               *
Eric Doggett                               0           1,071,818 (5)             0               *
Rance Merkel                               0           4,287,273 (5)             0               *
Kenneth E. Rogers                          0           1,071,818 (5)             0               *
John Bollinger                             0           1,429,091 (5)             0               *
Michael Dahlquist                          0           1,071,818 (5)             0               *
Michael Siese                              0            714,545 (5)              0               *
George Anderson, Sr.                       0             714,545 (5)             0               *
Jeff Bond                                  0             714,545 (5)             0               *
Paul Dowdan                                0           2,858,183 (5)             0               *
Dain Rauscher, Inc. FBO John McNeil        0           1,429,091 (5)             0               *
Stephen Vedo                               0           2,858,183 (5)             0               *
Samuel Henderson                           0             714,545 (5)             0               *
Finnegan USA                         200,000             200,000 (6)             0               *

* Less than 1%.

(1) Assumes that the selling stockholder will sell all of its shares of our Class A common stock offered in this prospectus. We cannot assure you that the selling stockholder will sell all or any of its shares of Class A common stock.

(2) Includes the sum of (a) 35,000,000 shares of our Class A common stock issuable upon conversion by of $150,000 of our 8% convertible debentures; and (b) 250,000 shares of our Class A common stock issuable upon exercise of an outstanding warrant issued as a commitment fee for entering into the subscription agreement. The shares of Class A common stock, when issued to Meridian Equities International, Inc., will be owned beneficially by Grand Covington, Ltd.

(3) Includes 171,875 shares of our Class A common stock issuable upon exercise of an outstanding warrant issued as a placement fee for finding the purchasers of our 8% convertible debentures.

(4) Includes 171,875 shares of our Class A common stock issuable upon exercise of an outstanding warrant issued as a placement fee for finding the purchasers of our 8% convertible debentures.

(5) Includes (solely for purposes of this prospectus) the shares of our Class A common stock that we may issue upon conversion of our 8% convertible debentures.

(6) Represents 200,000 shares of our Class A common stock issued to Finnegan USA in lieu of cash payment for consulting services rendered to us.

                              PLAN OF DISTRIBUTION

          We are registering the resale of our Class A common stock on behalf of the selling stockholders listed on page 27. A selling stockholder includes donees, transferees and pledges selling shares of Class A common stock received from a named selling stockholder after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders or by other persons acquiring shares, including brokers who borrow the shares to settle short sales of our Class A common stock. If any of the selling stockholders transfer any of their shares, each transferee must be bound to the same restrictions and limitations that apply to the selling stockholders described in this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares offered in this prospectus. The selling stockholders will bear all brokerage commissions and similar selling expenses associated with the sale of the shares.

          The selling stockholders may offer their shares of our Class A common stock at various times in one or more of the following transactions:

     o on any stock exchange, market or trading facility on which our Class A common stock is traded;

     o in privately negotiated transactions or otherwise, including an underwritten offering;

     o in connection with short sales of the shares of our Class A common stock;

     o in ordinary brokerage transactions and transactions in which a broker solicits purchasers;

     o in connection with the writing of non-traded and exchange-traded call or put options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

     o in a block trade in which a broker-dealer, as agent, may resell a portion of the block, as principal, in order to facilitate the transaction;

     o in a purchase by a broker-dealer, as principal, and resale by the broker-dealer for its account;

     o    in a combination of any of the above transactions; or

     o    any other method permitted pursuant to applicable law.

          The selling stockholders may sell their shares of Class A common stock at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. Each of the selling stockholders reserves the right to accept, and together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the Class A common stock to be made directly or through agents.

          The selling stockholders may use broker-dealers to sell their shares of Class A common stock in which case broker-dealers will either receive discounts, commissions or concessions from purchasers of shares of Class A common stock for whom they act as agents. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales.

          Michael Jacobs and Owen May, both registered broker-dealers with The May Davis Group, Inc., are underwriters within the meaning of Section 2(11) of the Securities Act of 1933 with respect to any shares of Class A common stock that they sell. The other selling stockholders and any broker-dealers or agents that act in connection with the sale of shares of Class A common stock might be deemed to be underwriters and any commissions received by those broker-dealers and any profit on resale of the shares of Class A common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because Michael Jacobs and Owen May are underwriters within the meaning of Section 2(11) of the Securities Act and because the other selling stockholders might be deemed to be an underwriter, they will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sale of our Class A common stock in the market.

          In addition to selling shares of our Class A common stock under this prospectus, the selling stockholders may resell all or a portion of their shares of our Class A common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of Rule 144.

          We will file one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus.


                                LEGAL PROCEEDINGS

          We have been named as a defendant in a lawsuit brought about by Communication Research, Inc., or "CRI." In this lawsuit, CRI makes claims of constructive eviction, trespass, breach of contract, conversion, interference with economic relations, and quantum merit. We believe that we will prevail in the case, and in any event does not believe that unfavorable the outcome will have a material adverse effect on its business.

          We have been named as a defendant in a lawsuit brought by Lighthouse Technical Consulting, Inc. filed July 9, 2001. In this lawsuit, the plaintiff is claiming that we failed to pay Lighthouse $15,000 for placement services it performed for us. We have expressed to Lighthouse our interest in negotiating a payment schedule acceptable to both parties, but we may not succeed in doing so. We have accrued, and have included in our June 30, 2001, balance sheet, the amount that we owe Lighthouse.

          We have been named as a defendant in a lawsuit brought by Business Staffing, Inc. filed April 12, 2001. In this lawsuit, the plaintiff claims non-payment of $37,250 for placement services performed by Business Staffing. We have accrued $21,250 of this claim. We dispute that we owe the $16,000 balance of the claimed amount and intend to vigorously defend the suit.

          We have been named as a defendant in a lawsuit brought by Lorelei Personnel, Inc. filed November 28, 2000. In this lawsuit, the plaintiff claims non-payment of $6,000 for placement services performed by Lorelei Personnel, Inc. We dispute the amount owed and intend to vigorously defend the suit. We have not accrued any of the claimed amount and do not believe that we owe the amount claimed.


                                  LEGAL MATTERS

          Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York 10022, has passed on the validity of the Class A common stock being offered in this prospectus.

                                     EXPERTS

          The audited consolidated financial statements for the year ended December 31, 2000 included in this prospectus have been examined by Mendlowitz Weitsen, LLP, independent certified public accountants and are included herein in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Insofar as indemnification for liabilities arising under the Securities Act of paragraph 33, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                       WHERE YOU CAN FIND MORE INFORMATION

          We have filed a registration statement on Form SB-2 with the SEC relating to the Class A common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus concerning the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

          For further information with respect to us and the common stock we are offering, please refer to the registration statement. A copy of the registration statement can be inspected by anyone without charge at the public reference room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60601. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Copies of these materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website (http://www.sec.gov) that contains information regarding registrants that file electronically with the Commission.

                          INDEX TO FINANCIAL STATEMENTS

                              FINANCIAL STATEMENTS
                                December 31, 2000

Item                                                                        Page
----                                                                        ----

Independent Auditors' Report............................................... F-1
Balance Sheets as of December 31, 2000 and 1999............................ F-2
Statements of Operations for the years ended December 31, 2000 and 1999................................................................. F-3
Statements of Changes in Shareholders' Equity for the years ended
  December 31, 2000 and 1999............................................... F-4
Statements of Cash Flows for the years ended December 31, 2000 and 1999................................................................. F-8
Notes to Financial Statements.............................................. F-11

                              FINANCIAL STATEMENTS
                                 March 31, 2001

Item                                                                       Page
----                                                                       ----

Balance Sheets as of March 31, 2001 and 2000............................... F-29
Statements of Operations for the quarters ended March 31, 2001 and 2000.... F-30
Statements of Cash Flows for the quarters ended March 31, 2001 and 2000.... F-31
Notes to Financial Statements.............................................. F-33


                              FINANCIAL STATEMENTS
                                  June 30, 2001

Item                                                                       Page
----                                                                       ----

Balance Sheets as of June 30, 2001 ........................................ F-34
Statements of Operations for the three months ended June 30, 2001 and June 30, 2000 and the six months ended June 30, 2001
  and June 30, 2000........................................................ F-35
Statements of Cash Flows for the six months ended June 30, 2001 and 2000................................................................. F-36
Notes to Financial Statements.............................................. F-39

                          Mendlowitz Weitsen, LLP, CPAs
               K2 Brier Hill Court, East Brunswick, NJ 08816-3341
            Tel: 732.613.9700 Fax: 732.613.9705 E-mail: mw@MWLLP.com


                          INDEPENDENT AUDITOR'S REPORT


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS' OF iVOICE.COM, INC.

Matawan, New Jersey

We have audited the accompanying balance sheet of iVoice.com, Inc. as of December 31, 2000, and the related statements of operations, stockholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of iVoice.com, Inc. as of December 31, 1999, were audited by other auditors whose report dated April 24, 2000, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iVoice.com, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(a), the Company had a loss and a negative cash flow from operations along with negative working capital, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in
Note 1(a). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                        MENDLOWITZ WEITSEN, LLP

East Brunswick, New Jersey
March 2, 2001
                                iVOICE.COM, INC.
                                 BALANCE SHEETS

                                                                                          December 31,
                                                                                       2000           1999
                                                                                    -----------    -----------
                             ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                                         $    55,349    $   195,861
  Accounts receivable, net of allowance for
   doubtful accounts of $31,025 and $50,000                                             292,554        599,026
  Inventory                                                                              20,228         10,140
  Prepaid expenses and other current assets                                             164,711         52,100
  Debt issue costs                                                                           --        362,541
                                                                                    -----------    -----------
Total current assets                                                                    532,842      1,219,668
                                                                                    -----------    -----------

PROPERTY AND EQUIPMENT, net                                                             140,921         55,408
                                                                                    -----------    -----------

OTHER ASSETS
  Software license costs, net of accumulated amortization of $163,200 and $54,400       380,800        489,600
  Financing costs, net of accumulated amortization of $1,297                            118,370             --
  Intangible assets, net of accumulated amortization of $7,917                          254,584             --
  Deposits and other assets                                                              13,900             --
                                                                                    -----------    -----------
     Total other assets                                                                 767,654        489,600
                                                                                    -----------    -----------

     TOTAL ASSETS                                                                   $ 1,441,417    $ 1,764,676
                                                                                    ===========    ===========

               LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
   Obligations under capital leases - current                                       $    28,339    $        --
   Accounts payable and accrued expenses                                                566,337        181,754
   Legal settlement payable                                                                  --      4,800,000
   Due to related parties                                                               648,078         21,000
   Convertible debentures                                                               337,000        350,000
   Billings in excess of estimated costs on uncompleted contracts                       170,227        567,300
                                                                                    -----------    -----------
      Total current liabilities                                                       1,749,991      5,920,054

LONG-TERM DEBT
   Obligations under capital leases - non-current                                        48,945             --
                                                                                    -----------    -----------
      Total liabilities                                                               1,798,936      5,920,054
                                                                                    -----------    -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY
   Common stock, Class A - par value $.01; authorized 150,000,000 and 75,000,000
    shares, 103,969,715 and 54,093,663 shares issued and outstanding                  1,039,697        540,937
   Common stock, Class B - no par value; authorized 700,000
    shares, 364,000 and 700,000 shares issued and outstanding                                37             70
   Additional paid in capital                                                         7,586,182      1,395,671
   Accumulated deficit                                                               (8,983,435)    (6,092,056)
                                                                                    -----------    -----------
      Total stockholders' deficiency                                                   (357,519)    (4,155,378)
                                                                                    -----------    -----------

      TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                                $ 1,441,417    $ 1,764,676
                                                                                    ===========    ===========

The accompanying notes are an integral part of the financial statement.

                                iVOICE.COM, INC.
                            STATEMENTS OF OPERATIONS

                                                               For the Years Ended
                                                                   December 31,
                                                              2000            1999
                                                           -----------    -----------
SALES, net                                                 $   723,046    $   776,773

COST OF SALES                                                  302,895        280,317
                                                           -----------    -----------

GROSS PROFIT                                                   420,151        496,456
                                                           -----------    -----------

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES
   Selling expenses                                            371,272        168,707
   General and administrative expenses                       1,662,142      1,177,730
   Research and development                                    423,467             --
   Bad debt expense                                             75,195         39,874
   Provision for obsolescence                                       --         31,000
   Non-recurring expenses (see Note 12)                             --      5,028,000
   Depreciation and amortization                               146,234         69,050
                                                           -----------    -----------

      Total selling, general and administrative expenses     2,678,310      6,514,361
                                                           -----------    -----------

LOSS FROM OPERATIONS                                        (2,258,159)    (6,017,905)

OTHER EXPENSE
   Interest expense                                           (633,220)       (36,459)
                                                           -----------    -----------

LOSS BEFORE INCOME TAXES                                    (2,891,379)    (6,054,364)

PROVISION FOR INCOME TAXES                                          --             --
                                                           -----------    -----------

NET LOSS                                                   $(2,891,379)   $(6,054,364)
                                                           ===========    ===========

NET LOSS PER COMMON SHARE
   Basic                                                   $      (.03)   $      (.20)
                                                           ===========    ===========
   Diluted                                                 $      (.03)   $      (.20)
                                                           ===========    ===========

                                iVOICE.COM, INC.
                     STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                            Common Stock Class A        Common Stock Class B
                                                            Shares        Amount         Shares       Amount
                                                            ------        ------         ------       ------
Balance at January 1, 2000                                54,093,663   $   540,937       700,000    $        70

Issuance of common stock for legal settlement              2,000,000        20,000            --             --

Issuance of common stock for services                        848,718         8,487            --             --

Issuance of common stock for exercise of stock options     9,100,000        91,000            --             --

Issuance of common stock for cash                          3,240,047        32,400            --             --

Issuance of common stock for compensation                     80,000           800            --             --

Issuance of convertible debentures                                --            --            --             --

Issuance of stock on conversion of Class B shares         33,600,000       336,000      (336,000)           (33)

Issuance of stock on debenture conversion                  1,007,287        10,073            --             --


Net loss for the year ended December 31, 2000                     --            --            --             --
                                                         -----------   -----------   -----------    -----------


Balance at December 31, 2000                             103,969,715   $ 1,039,697       364,000    $        37
                                                         ===========   ===========   ===========    ===========

                                iVOICE.COM, INC.
               STATEMENTS OF STOCKHOLDERS' DEFICIENCY (Continued)
                  FOR THE YEARS ENDED DECEMBER 31, 2000 AND1999

                                                          Additional                        Total
                                                           Paid in       Accumulated    Stockholders'
                                                           Capital         Deficit       Deficiency
                                                           -------         -------       ----------
Balance at January 1, 2000                               $ 1,395,671    $(6,092,056)   $(4,155,378)

Issuance of common stock for legal settlement              4,480,000             --      4,500,000

Issuance of common stock for services                        509,668             --        518,155

Issuance of common stock for exercise of stock options       228,166             --        319,166

Issuance of common stock for cash                            936,579             --        968,979

Issuance of common stock for compensation                     69,138             --         69,938

Issuance of convertible debentures                           150,000             --        150,000

Issuance of stock on conversion of Class B shares           (335,967)            --             --

Issuance of stock on debenture conversion                    152,927             --        163,000

Net loss for the year ended December 31, 2000                     --     (2,891,379)    (2,891,379)
                                                         -----------    -----------    -----------

Balance at December 31, 2000                             $ 7,586,182    $(8,983,435)   $  (357,519)
                                                         ===========    ===========    ===========

                                iVOICE.COM, INC.
                     STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                 Common Stock Class A       Common Stock Class B
                                                  Shares       Amount         Shares     Amount
                                                  ------       ------         ------     ------
Balance at January 1, 1999                      10,000,000   $  100,000      400,000   $       40

Acquisition of net asset of Visual              36,932,364      369,324      300,000           30

Issuance of common stock for
 software license costs                          3,200,000       32,000           --           --

Issuance of common stock for services            2,630,000       26,300           --           --

Issuance of common stock for exercise
 of stock options                                  100,000        1,000           --           --

Issuance of common stock for cash                  981,299        9,813           --           --

Issuance of common stock for compensation          250,000        2,500           --           --

Issuance of stock options as compensation               --           --           --           --

Issuance of convertible debentures                      --           --           --           --

Net loss for the year ended December 31, 1999           --           --           --           --
                                                ----------   ----------   ----------   ----------

Balance at December 31,1999                     54,093,663   $  540,937      700,000   $       70
                                                ==========   ==========   ==========   ==========

                                iVOICE.COM, INC.
                STATEMENT OF STOCKHOLDERS' DEFICIENCY (Continued)
                  FOR THE YEARS ENDED DECEMBER 31, 2000 AND1999


                                                  Additional                        Total
                                                    Paid in       Accumulated    Stockholders'
                                                    Capital         Deficit       Deficiency
                                                    -------         -------       ----------
Balance at January 1, 1999                      $   (85,289)   $   (37,692)   $   (22,941)

Acquisition of net asset of Visual                 (231,354)            --        138,000

Issuance of common stock for
 software license costs                             512,000             --        544,000

Issuance of common stock for services               264,500             --        290,800

Issuance of common stock for exercise
 of stock options                                    13,000             --         14,000

Issuance of common stock for cash                   231,314             --        241,127

Issuance of common stock for compensation            85,000             --         87,500

Issuance of stock options as compensation           256,500             --        256,500

Issuance of convertible debentures                  350,000             --        350,000

Net loss for the year ended December 31, 1999            --     (6,054,364)    (6,054,364)
                                                -----------    -----------    -----------

Balance at December 31, 1999                    $ 1,395,671    $(6,092,056)   $(4,155,378)
                                                ===========    ===========    ===========

                                iVOICE.COM, INC.
                            STATEMENTS OF CASH FLOWS

                                                              For the Years Ended
                                                                 December 31,
                                                             2000           1999
                                                          -----------    -----------
CASH FLOW FROM OPERATING ACTIVITIES
  Net loss                                                $(2,891,379)   $(6,054,364)
  Adjustments to reconcile net loss to net
   cash (used in) provided by operating activities
  Depreciation and amortization                               147,531         69,050
  Bad debt expense                                             75,195         42,500
  Provision for obsolescence                                       --         31,000
  Legal settlement                                                 --      4,500,000
  Debt issue costs                                            544,041         32,959
  Common stock issued for services                            518,155        290,800
  Common stock issued for compensation                         69,938         56,500
  Stock options issued as compensation                             --        256,500
     Changes in certain assets and liabilities:
     (Increase) decrease in accounts receivable               231,277       (594,661)
     (Increase) decrease in inventory                         (10,088)        81,191
     Decrease in other assets                                  23,489             --
     Increase in accounts payable and accrued expenses        384,583         49,638
     Increase (decrease) in legal settlement payable         (300,000)       300,000
     Increase (decrease) in billings in excess of costs
       on uncompleted contracts                              (397,063)       567,300
                                                          -----------    -----------
  Total cash used in operating activities                  (1,604,321)      (371,587)
                                                          -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                          (22,135)        (1,189)
  Purchase of goodwill & intangibles                         (382,168)            --
                                                          -----------    -----------
Total cash used in investing activities                      (404,303)        (1,189)
                                                          -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of common stock                                    818,979        255,127
  Proceeds from stock option exercise                         319,166             --
  Proceeds from related party loans                           627,078             --
  Prepaid offering and debt issue costs                       (31,500)       (95,500)
  Repayment of notes payable                                       --        (12,318)
  Repayment of capital leases payable                         (15,611)            --
  Sale of convertible debentures                              150,000        350,000
                                                          -----------    -----------
Total cash provided by financing activities                 1,868,112        497,309
                                                          -----------    -----------

NET INCREASE (DECREASE) IN CASH AND  CASH EQUIVALENTS        (140,512)       124,533

CASH AND CASH EQUIVALENTS - beginning                         195,861         71,328
                                                          -----------    -----------
CASH AND CASH EQUIVALENTS - end                           $    55,349    $   195,861
                                                          ===========    ===========

CASH PAID DURING THE YEAR FOR:
  Interest expense                                        $     7,590    $    41,708
                                                          ===========    ===========
  Income taxes                                            $        --    $        --
                                                          ===========    ===========

                                iVOICE.COM, INC.
                      STATEMENTS OF CASH FLOWS (Continued)
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES

      For the Year Ended December 31, 2000
      ------------------------------------

      a) On February 10, 2000, the Company converted a $4,500,000 legal settlement payable into 2,000,000 shares of its restricted Class A common stock.

      b) On January 10 and February 2, 2000, the Company issued $100,000 and $50,000 respectively, of its 12% convertible debentures exercisable at a 50% conversion price. The 50% conversion discount totaling $150,000 was recorded as a prepaid debt issue cost and will be amortized over the life of the debt.

      c) During the year ended December 31, 2000, the Company issued 848,718 shares of its restricted Class A common stock for services valued at $518,155.

      d) On April 24, 2000, the Company issued 50,000 shares of its restricted Class A common stock to Corporate Architects, Inc. with a value of $46,875 as a referral fee for the purchase of ThirdCAI, Inc. ("ThirdCAI").

      e) During the year ended December 31, 2000, the Company issued 80,000 shares of its restricted Class A common stock as compensation valued at $69,938.

      f) During the year ended December 31, 2000, the Company purchased equipment under capital leases totaling $92,895.

      For the Year Ended December 31, 1999
      ------------------------------------

      a) On May 21, 1999, the Company executed a Reorganization Agreement that provided that the Company and International Voice Technologies, Corp. ("IVT") would be merged and the Company would be the surviving entity. In connection with the merger transaction, the sole stockholder of IVT, received the following:

                i) 10,000,000 shares of the Company's Class A common stock and
                ii)400,000 shares of the Company's Class B common stock.

      b) On May 14, 1999, the Company issued 9,000,000 stock options to purchase the Company's class A common stock for $.033 per share.

      c) On June 15, 1999, the Company issued 250,000 shares of Class A common stock ($87,500 value) in relation to an employee agreement.

                                iVOICE.COM, INC.
                      STATEMENTS OF CASH FLOWS (Continued)
                           DECEMBER 31, 2000 AND 1999


      d) On June 25, 1999, the Company issued 3,200,000 shares of Class A common stock valued at .17 per share or $544,000 in connection with the purchase of pre-developed software codes.

      e) In connection with the Reorganization Agreement, the stock price was calculated using an average of the share price before the merger when the agreement was accepted. A consulting company received 2,000,000 shares of the Company's Class A common stock, valued at .114 per share or $228,000 for services performed during April and May 1999.

      f) The Company issued 230,000 shares of its Class A common stock valued at $30,800 for services performed relating to the merger during May 1999.

      g) The Company issued 400,000 shares of its Class A common stock for legal services valued at $32,000 for services performed relating to the merger during April and May 1999.

      h) The Company incurred non-cash debt issue costs totaling $350,000 in relation to their 50% discount on the issuance of the 12% convertible bonds (see Note 7).

      i) As described in Note 12, the Company issued 2,000,000 shares of its Class A common stock valued at $4,500,000 in relation to a legal settlement.

                                iVOICE.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

      a)    Basis of Presentation
            ---------------------
            Certain amounts in the financial statements for 1999 have been reclassified to conform to the presentation in 2000

            The accompanying financial statements include the accounts of iVoice.com, Inc. (the "Company" or "iVoice"), formerly known as Visual Telephone International, Inc. ("Visual") which was incorporated under the laws of Utah on December 2, 1995, subsequently changed to Delaware.

            Effective May 21, 1999, Visual and International Voice Technologies, Corp. ("IVT") entered into a merger agreement whereby the Company would be the surviving entity (see Note 2 for Reorganization). As a result, IVT's former stockholder obtained control of Visual. For accounting purposes, this acquisition has been treated as a re-capitalization of IVT.

            The 1999 financial statements presented include only the accounts of IVT through May 21, 1999, and that of iVoice (Visual and IVT merged) from May 22, 1999 through December 31, 1999.

            The Company is publicly traded and is currently traded on the Over The Counter Bulletin Board ("OTCBB") under the symbol "IVOC".

            As reflected in the accompanying financial statements, the Company had a loss and a negative cash flow from operations as well as a negative working capital as of December 31, 2000 and 1999. These matters raise substantial doubt about the Company's ability to continue as a going concern.

            In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn, is dependent upon the Company's ability to continue to raise capital and generate positive cash flows from operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue its existence.

            Management plans to take the following steps that it believes will be sufficient to provide the Company with the ability to continue in existence:

                                iVOICE.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

                  o On August 17, 2000, the Company entered into an investment agreement with Swartz Private Equity, LLC. The investment agreement entitles the Company to issue and sell its Class A common stock from time to time for up to an aggregate of $20,000,000. The investment agreement will be effective for a maximum of three years commencing November 17, 2000, the effective date of the registration statement filed to register the stock under the agreement. This financing will allow iVoice to issue common stock and warrants at the Company's discretion as often as monthly as funds are needed in amounts based upon certain market conditions, and subject to an effective registration statement. The pricing of each common stock sale is based upon current market prices at the time of each drawdown, and iVoice may set a floor price for the shares at the Company's discretion. There is no assurance that this financing arrangement will enable the Company to implement their long-term growth strategy. Accordingly, the sources of financing are uncertain if the desired proceeds from the Swartz equity financing arrangement is not obtained.

                  o Re-negotiate the penalty terms relating to their 12% convertible debentures (see Note 7).

                  o Structure arrangements for the provision of services by outside consultants and third party providers in a manner which reserves the cash flow of the Company, such as through agreements which require those consultants or service providers to take a portion of any agreed-upon fee in stock or stock options.

                  o Expand the technical staff which will enable the Company to develop and integrate new technology with their existing technology.

                  o Expand the sales force to help increase sales through direct sales to customers as well as reseller channels.

         b)    Line of Business
               ----------------
               The Company is a communication company primarily engaged in the development, manufacturing and marketing of voice recognition and computer technology communication systems for small-to-medium sized businesses and corporate departments. The technology allows these businesses to communicate more effectively by integrating their traditional office telephone systems with voicemail, automated attendant and interactive voice response ("IVR") functions. IVR products allow information in PC databases to be accessed from a standard touch-tone telephone system. The Company sells its products directly to business customers, through Dealer and Reseller channels as well
                                iVOICE.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

               as through OEM agreements with certain telecommunications and networking companies throughout the United States.

         c)    Use of Estimates
               ----------------
               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         d)    Revenue Recognition
               -------------------
               The Company obtains its income primarily from the sale of its voice recognition and computer technology communication systems. Revenue for systems which require customization to meet a customer's specific needs or technical requirements, is recognized by the contract method of accounting, using percentage of completion. Progress toward completion is measured by costs incurred to date as a percentage of total estimated costs for each contract. Under the percentage of completion method, the liability "Billings in excess of costs and estimated earnings", represents billings in excess of revenues earned. The completed contract method is used for systems, which do not require customization or installation. The Company recognizes revenue from support services at the time the service is performed or over the period of the contract for maintenance/support.

         e)    Advertising Costs
               -----------------
               Advertising costs are expensed as incurred and are included in selling expenses. For the years ended December 31, 2000 and 1999, advertising expense amounted to $88,881 and $42,136, respectively.

         f)    Cash and Cash Equivalents
               -------------------------
               The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

         g)    Concentration of Credit Risk
               ----------------------------
               The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances exceeded FDIC insured levels at various times during the year.

         h)    Inventory
               ---------
               Inventory, consisting primarily of system components such as computer components, voice cards, and monitors, is valued at the lower of cost or market. Cost is determined on a first-in, first-out basis.

                                iVOICE.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

          i)   Property and Equipment
               ----------------------
               Property and equipment is stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, generally five to seven years. Maintenance and repairs are charged to expense as incurred.

         j)    Software License Cost
               ---------------------
               Software license costs are recorded at the lower of cost or fair market value as of the date of purchase. These costs represent the purchase of various exploitation rights to certain software, pre-developed codes and systems patented by Parwan Electronics, Corp. ("Parwan"), a non-related third party. These costs are capitalized pursuant to Statement of Financial Accounting Standards ("SFAS") 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", and are being amortized using the straight-line method over a period of five years. As described later in Note 1, the Company has adopted SFAS No. 121. The carrying value of software license costs are regularly reviewed by the Company and a loss would be recognized if the value of the estimated un-discounted cash flow benefit related to the asset falls below the unamortizated cost. No impairment loss was recognized as of December 31, 2000.

         k)    Income Taxes
               ------------
               Income taxes are provided for based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes." The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amount of assets and liabilities and their tax basis.

         l)    Offering Costs
               --------------
               Offering costs consist primarily of professional fees. These costs are charged against the proceeds of the sale of common stock in the periods in which they occur. As of December 31, 2000 and 1999 the Company had prepaid offering costs totaling $-0- and $50,000, respectively.

         m)    Debt Issue Costs
               ----------------
               Debt issue costs represent various commissions paid and the estimated cost of the 50% conversion discount feature relating to the issuance of the Company's convertible debentures. These costs were being amortized over the life of the debt and is included in interest expense (see Note 7).

         n)    Fair Value of Financial Instruments
               -----------------------------------
               The carrying value of cash and cash equivalents, accounts receivable, inventory, accounts payable and accrued expenses and deferred revenue approximates fair value due to the relatively short maturity of these instruments.

                                iVOICE.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

         o)    Long-Lived Assets
               -----------------
               SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has adopted this statement and determined that an impairment loss should not be recognized for applicable assets of continuing operations.

         p)    Earnings Per Share
               ------------------
               SFAS No. 128, "Earnings Per Share" requires presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS").

               The computation of basic EPS is computed by dividing income available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings. The shares used in the computations are as follows:

                                                        As of December 31,
                                                       2000           1999
                                                       ----           ----
               Basic and Diluted EPS               87,034,303      30,500,000
                                                   ==========      ==========

         q)    Comprehensive Income
               --------------------
               SFAS No. 130, "Reporting Comprehensive Income", establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The items of other comprehensive income that are typically required to be displayed are foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. As of December 31, 2000 and 1999, the Company has no items that represent comprehensive income, and thus, has not included a statement of comprehensive income.

         r)    Recent Accounting Pronouncements
               --------------------------------
               SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information" changes the way public companies report information about segments. SFAS No. 131, which is based on the selected segment information quarterly and entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenue. This statement is effective for the Company's 2000 and 1999 fiscal year. The Company is in the process of evaluating the disclosure requirements under this standard.

                                iVOICE.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

               SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities" requires that certain derivative instruments be recognized in balance sheets at fair value and for changes in fair value to be recognized in operations. Additional guidance is also provided to determine when hedge accounting treatment is appropriate whereby hedging gains and losses are offset by losses and gains related directly to the hedged item. While the standard, as amended, must be adopted in the fiscal year beginning after June 15, 2000, its impact on the Company's financial statements is not expected to be material as the Company has not historically used derivative and hedge instruments.

               Statement of Position ("SOP") No. 98-1 specifies the appropriate accounting for costs incurred to develop or obtain computer software for internal use. The new pronouncement provides guidance on which costs should be capitalized, and over what period such costs should be amortized and what disclosures should be made regarding such costs. This pronouncement is effective for fiscal years beginning after December 15, 1998, but earlier application is acceptable. Previously capitalized costs will not be adjusted. The Company believes that it is already in substantial compliance with the accounting requirements as set forth in this new pronouncement and therefore believes that adoption will not have a material effect on financial condition or operating results.

               SOP No. 98-5 requires that companies write-off defined previously capitalized start-up costs including organization costs and expense future start-up costs as incurred. The Company believes that it is already in substantial compliance with the accounting requirements as set forth in this new pronouncement and therefore believes that adoption will not have a material effect on financial condition or operating results.

NOTE 2 - CORPORATE REORGANIZATION AND MERGER
--------------------------------------------
               On May 21, 1999, the Company executed a Reorganization Agreement (the "Agreement") that provided that the Company and International Voice Technologies, Corp. ("IVT") would be merged and the Company would be the surviving entity. On May 25, 1999, a certificate of merger was filed with the State of Delaware. In connection with the merger transaction, the sole stockholder of IVT, received the following:

                    i) 10,000,000 shares of the Company's Class A common stock; and

                    ii) 400,000 shares of the Company's Class B common stock.

               In addition, the two controlling stockholders of Visual sold 300,000 shares of the Company's Class B common stock to IVT's sole stockholder and concurrently canceled a total of 2,000,000 shares of their Class A common stock.

               A finder's fee of 2,000,000 shares was issued on August 30, 1999, in connection with the reorganization.

                                iVOICE.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

               The Agreement also provided that certain assets of the Company would be transferred to Communications Research, Inc., ("CRI"), a wholly owned subsidiary of Visual, and that shares of CRI would be distributed pro rata to the Class A stockholders of the Company before the issuance of the 10,000,000 shares to the sole stockholder of IVT. The stock of CRI was distributed at the rate of one share of CRI for four shares of the Company's Class A common stock. On September 18, 2000, CRI filed a registration statement with the U.S. Securities and Exchange commission to provide for the distribution of its shares to former Visual stockholders.

               This merger transaction has been accounted for in the financial statements as a public shell merger. As a result of this transaction the former stockholders of IVT acquired or exercised control over a majority of the shares of Visual. Accordingly, the transaction has been treated for accounting purposes as a recapitalization of IVT and, therefore, these financial statements represent a continuation of the legal entity, IVT, not Visual, the legal survivor. Consequently, the comparative figures are those of iVoice.com, Inc. Because the historical financial statements are presented in this manner, proforma financial statements are not required.

               In accounting for this transaction:

                    i) IVT is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its net assets are included in the balance sheet at their historical book values;

                    ii) Control of the net assets and business of Visual was acquired effective May 21, 1999 (the "Effective Date"). This transaction has been accounted for as a purchase of the assets and liabilities of Visual by IVT at the fair value of $138,000. The historical cost of the net assets acquired was $90,780. A summary of the assigned values of the net assets acquired is as follows:

                             Cash and cash equivalents     $        191
                             Property and equipment             138,809
                             Accrued expenses                    (1,000)
                                                             ----------
                             Net assets acquired              $ 138,000
                                                               ========
                                iVOICE.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

              On April 24, 2000, the Company entered into an agreement and plan of reorganization with all the stockholders of ThirdCAI, another shell company that was a reporting company under the Securities Exchange Act of 1934. In this transaction, which took place by means of a short-form merger, with ThirdCAI's name being changed to iVoice, the Company acquired all the issued and outstanding shares of ThirdCAI in exchange for $150,000, and a finder's fee paid to Corporate Architect, Inc., consisting of 50,000 shares of Class A voting common stock. The fee was negotiated between the Company and ThirdCAI. The purpose of this transaction was to enable the Company's business to be conducted by a reporting company, as pursuant to the "eligibility rule" adopted by the National Association of Securities Dealers, Inc., or "NASD," as only reporting companies may continue to have stock quoted on the OTC Bulletin Board.

NOTE 3 - PROPERTY AND EQUIPMENT
-------------------------------
         Property and equipment is summarized as follows:

                                                              December 31,
                                                         2000            1999
                                                   --------------   ------------
               Equipment                           $      56,196    $      8,932
               Leasehold improvements                      8,684               -
               Furniture and fixtures                    123,394          64,312
                                                   -------------    ------------
                                                         188,274          73,244
               Less:  Accumulated depreciation            47,353          17,836
                                                   -------------    ------------
                  Property and equipment, net      $     140,921    $     55,408
                                                   =============    ============

               Depreciation expense for the years ended December 31, 2000 and 1999 was $29,517 and $14,650, respectively.

NOTE 4 - BILLINGS IN EXCESS OF COSTS AND ESTIMATED EARNINGS
-----------------------------------------------------------
      Billings in excess of costs and estimated earnings on uncompleted contracts as of December 31, 2000 and 1999 consists of the following:

                                                              December 31,
                                                          2000          1999
                                                      -----------   -----------

            Costs incurred on uncompleted contracts   $    91,735   $         -
              Estimated earnings                          117,488             -
                                                      -----------   -----------
                                                          209,223             -
            Less billings to date                         379,450       567,300
                                                      -----------   -----------
                                                      $  (170,227)  $  (567,300)
                                                      ===========   ===========
                                iVOICE.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

NOTE 5 - INCOME TAXES
---------------------
         The components of the provision for income taxes are as follows:

                                                                December 31,
                                                              2000      1999
                                                            ---------  -------
                  Current Tax Expense
                    U.S. Federal                            $      -  $      -
                    State and Local                                -         -
                                                            ---------  -------
                  Total Current                                    -         -
                                                            ---------  -------

                  Deferred Tax Expense
                    U.S. Federal                                   -         -
                    State and Local                                -         -
                                                             --------  -------
                  Total Deferred                                   -         -
                                                             --------  -------
                  Total Tax Provision from Continuing        $     -   $     -
                    Operations                               ========  =======


               The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

                  Federal Income Tax Rate                           (34.0)%
                    Deferred Tax Charge (Credit)                      -
                    Effect on Valuation Allowance                    34.0%
                  State Income Tax, Net of Federal Benefit            -
                                                                ---------
                  Effective Income Tax Rate                           0.0%
                                                                =========

               As of December 31, 2000 and 1999, the Company had net carryforward losses of approximately $3,500,000 and $1,700,000 that can be utilized to offset future taxable income through 2014. Utilization of these net carryforward losses is subject to the limitations of Internal Revenue Code Section 382. Because of the current uncertainty of realizing the benefit of the tax carryforward, a valuation allowance equal to the tax benefit for deferred taxes has been established. The full realization of the tax benefit associated with the carryforward depends predominantly upon the Company's ability to generate taxable income during the carryforward period.

               Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are summarized as follows:

                                                             December 31
                                                             -----------
                                                        2000            1999
                                                     -----------   ------------
                  Net Operating Loss Carryforwards   $ 1,190,000   $    578,000
                  Less:  Valuation Allowance          (1,190,000)      (578,000)
                                                     -----------   ------------
                  Net Deferred Tax Assets            $         -   $          -
                                                     ===========   ============
                                iVOICE.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

               Net operating loss carryforwards expire starting in 2007 through 2015.

NOTE 6 - DUE TO RELATED PARTY
-----------------------------
               During the period June 1 through June 8, 2000, Jerome R. Mahoney, President and Chief Executive Officer, sold 971,000 shares of the Company's common stock under Rule 144 of the Securities Act of 1933, as amended, realizing $396,798 of aggregate proceeds from these sales. On July 24, 2000, Mr. Mahoney loaned the Company these proceeds pursuant to a loan agreement in order to fund working capital requirements.

               During the period August 24 through September 29, 2000, Mr. Mahoney sold a further 537,000 shares of common stock under Rule 144 realizing $239,118 of aggregate proceeds from these sales. On November 7, 2000, Mr. Mahoney loaned to the Company these proceeds pursuant to a second loan agreement to fund working capital requirements

               Under the terms of the loan agreements, the Company will repay Mr. Mahoney with a number of shares of Class B common stock equal to the number of shares that he sold, plus additional Class B common stock shares to reimburse him for the income tax he paid upon the sale of his shares, plus additional shares with a value equal to interest calculated at the prime rate.

               As of December 31, 2000 the total outstanding principal balance related to amounts loaned to the Company from sales of the Company's common stock, under Rule 144, to Mr. Mahoney amounted to $648,078.

               Also due to Mr. Mahoney and reflected in accrued expenses at December 31, 2000, was unpaid salary of $143,756, unpaid commissions of $34,000 and unpaid expense reimbursements of $7,200, totaling $184,956.

               As of December 31, 1999, due to related parties represented a non-interest bearing advance of $21,000 from Mr. Mahoney.

                                iVOICE.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

NOTE 7 - CONVERTIBLE DEBENTURES
-------------------------------
               From October 1999 through February 2000, the Company issued convertible debentures consisting of ten notes payable totaling $500,000 bearing interest at 12% per annum and payable on December 1, 2000. These debentures are convertible into shares of the Company's Class A Common Stock at the option of the holder by dividing the outstanding principal and interest by the conversion price which shall equal 50% of the average bid price during the 20 trading days before the conversion date. As of December 31, 2000, $163,000 in principal had been converted into 1,007,287 shares of the Company's Class A common stock leaving an outstanding balance of $337,000. Notes payable totaling $350,000 were outstanding as of December 31, 1999.

               The Company has been advised by several of the debenture holders that the Company has breached the following terms of the debentures: (a) Failure to register, on a timely basis, under the Securities Act of 1933, the shares issuable upon the conversion of the debentures, (b) Registering additional shares other than the shares issuable upon the conversion of the debentures, and
               (c) Failure to provide the debenture holders a perfected security interest in certain assets of the Company pursuant to a Security Agreement that was part of the debenture documentation. The Company is currently in negotiations with the debenture holders to reach settlement terms regarding the penalties for default under the debenture agreements.

NOTE 8 - CAPITAL LEASE OBLIGATIONS
----------------------------------
               During the year ended December 31, 2000, the Company incurred two capital lease obligations totaling $92,895 in connection with the acquisition of computers and office furniture.

               The future minimum lease payments due under the capital leases at December 31, 2000 are follows:

               Lease payable for computer equipment, payable
               at $1,367 per month, including interest at 22.31%.
               Final payment is due June 2003.                        $   31,216

               Lease payable for furniture, payable at $2,151 per
               month, including interest at 20.79%. Final payment
               due April 2003.                                            46,068
                                                                       ---------
               Present value of net minimum lease payments           $    77,284
                                                                      ==========
                                iVOICE.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

               The future minimum lease payments                     $    99,075
               Less amount representing interest                          21,791
                                                                      ----------
               Present value of net minimum lease payments                77,284
               Less current portion                                       28,339
                                                                      ----------
               Long term capital lease obligations                  $     48,945
                                                                     ===========

NOTE 9 - COMMITMENTS AND CONTINGENCIES
--------------------------------------
               a) The Company's future net minimum annual aggregate rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows:

                       December 31,
                       ------------
                         2001                                          $ 175,513
                         2002                                             56,223
                                                                       ---------
                       Total                                           $ 231,736
                                                                       =========

                    Rent expense under operating leases for the year ended December 31, 2000 and 1999 was $153,175 and $70,185, respectively.

               b) In April 2000, the Company entered into a two-year lease agreement for their office currently utilized as the corporate headquarters. Monthly lease payments total $11,000.

               c) On May 1, 1999, the Company entered into a five-year employment agreement with its majority stockholder (the "Executive"). He will serve as the Company's Chairman of the Board and Chief Executive Officer for a term of five years. As consideration, the Company agrees to pay the Executive a sum of $180,000 the first year with a 10% increase every year thereafter.

               d) In connection with the Reorganization Agreement, the Company entered into a five-year consulting agreement with one of Visual's Directors (the "Director"). The agreement provided that the Director would receive a fee of $104,000. This agreement was terminated with the Director's resignation on May 16, 2000.

               e) On June 2, 1999, subsequently amended January 11, 2000, the Company entered into a three-year employment agreement, expiring on May 31, 2002, with an employee. As compensation, such employee will receive a base salary of $80,000, 250,000 shares of the Company's Class A common stock and options to purchase 140,000 shares of the Company's Class A common stock.

               f) The Company's revenues for the year ending December 31, 2000 include $140,950 from Celpage, Inc. The amount of the contract dated February 9, 2000 totaled $288,175 for the installation of a 196 port Integrated Voice Response System at the customer's Guaynabo, Puerto Rico location. To date, the Company has received $42,800 for the installation of 24 ports which include all database development costs necessary for the entire installation. Celpage has refused to accept the remaining ports
                                iVOICE.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

                    citing a shortfall in their projected subscriber base. The Company's balance sheet at December 31, 2000 reflects accounts receivable of $245,375 and deferred revenues of $147,225 related to this installation. The Company has made attempts to complete the remaining installation by offering incentives in the form of price reductions however, the customer has refused. The matter has been forwarded to the Company's attorneys and believe a lawsuit to be pending to attempt to recover the balance of the contract.

               g) The Company is involved with two law suits in which it is the defendant. One is from an employment agency for placement fees in connection with the hiring of an employee. The Company believes the suit will be dismissed, however, if not, the amount of the claim will not have a material affect on the financial statements. The second is a claim by a sub-leasee of the Company with respect to certain property rights and expenses relating to the tenancy between the Company and this sub-tenant. Management believes the suit will also be dismissed, however, if not, the amount of the claim will not materially affect the financial statements.

NOTE 10 - COMMON STOCK
----------------------
               The company has two classes of common stock:

               a)     Class A Common Stock
                      --------------------
                      Class A common stock consists of 150,000,000 shares at December 31, 2000 and 75,000,000 shares at December 31, 1999, of authorized common stock with a par value of $.01. Class A stock has voting rights of 1 to 100 with respect to Class B stock and as of December 31, 2000 and 1999, 103,969,715 and 54,093,663 were issued and outstanding, respectively.

                      Each holder of Class A common stock is entitled to receive ratably, dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. As of December 31, 2000, the Company has not paid any dividends on its common stock and do not contemplate doing so in the foreseeable future. The Company anticipates that any earnings generated from operations will be used to finance the growth objectives.

               b)     Class B Common Stock
                      --------------------
                      Class B common stock consists of 700,000 shares of authorized common stock with no intrinsic value. Class B stock has voting rights of 100 to 1 with respect to Class A common stock. As of December 31, 2000 and 1999, 700,000 were authorized with 364,000 and 700,000 issued and outstanding, respectively. Class B common stockholders are not entitled to receive dividends.

                                iVOICE.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

                      On April 24, 2000, the Company amended its Articles of Incorporation to state that Class B common stock is convertible into its Class A common stock at a conversion rate of one share of Class B for one hundred shares of Class A common stock. The conversion ratio is in relation to the voting ratio.

                      On December 6, 2000, the Company filed Form DEF-14C with the U.S. Securities and Exchange Commission indicating its intention of increasing the authorization of Class A shares to 300,000,000 and Class B shares to 3,000,000.

NOTE 11 - STOCK OPTIONS
-----------------------
               During 1999, the Company issued various options as follows:

               a) On January 5, 1999, issued options to purchase 10,000 share of Class A common stock at $.12 per share expiring in five years.

               b) On January 21, 1999, issued options to purchase 10,000 shares of Class A common stock at $.107 per share expiring in five years.

               c) On February 5, 1999, issued options to purchase 10,000 shares of Class A common stock at $.107 per share expiring in five years.

               d) On March 17, 1999, issued options to purchase 10,000 shares of Class A common stock at $.107 per share expiring in five years.

               e) On April 6, 1999, issued options to purchase 10,000 shares of Class A common stock at $.107 per share expiring in five years.

               f) On May 14, 1999, the Company issued an option to purchase 9,000,000 shares of Class A common stock at $.033 per share expiring in five years. (This option was exercised during
                    2000)

                    During 2000, the Company issued various options as follows:

               g) On August 17, 2000, in connection with a financing agreement with Swartz Private Equity, LLC, the Company issued a warrant to purchase 5,490,000 shares of Class A common stock at $.484 per share The warrant expires in five years on August 16, 2005 and contains strike price reset provisions.

               Options outstanding, except options under employee stock option plan, are as follows as of December 31, 2000:

                                iVOICE.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

               Expiration Date              Exercise Price       Shares
               ----------------             ---------------     ----------
               January 1, 2001                  .3100            100,000
               January 1, 2001                 1.0000            100,000
               January 1, 2001                 2.0000            200,000
               December 22, 2003                .1000             10,000
               January 5, 2004                  .1200             10,000
               January 21, 2004                 .1177             10,000
               February 5, 2004                 .1430             10,000
               March 17, 2004                   .0869             15,000
               April 6, 2004                    .0583             15,000
                                                                --------
                                                                 470,000

               h)     Employee Stock Option Plan
                      --------------------------
                      During the year ended December 31, 1999, the Company adopted the Employee Stock Option Plan (the "Plan") in order to attract and retain qualified personnel. Under the Plan, the Board of Directors (the "Board"), in its discretion may grant stock options (either incentive or non-qualified stock options) to officers and employees to purchase the company's common stock at no less than 85% of the market price on the date the option is granted. Options generally vest over four years and have a maximum term of five to ten years. During the year ended December 31, 1999, 20,000,000 shares were reserved for future issuance under the plan of which 9,510,000 shares were granted in 1999 and 254,000 in 2000, for total of 9,764,000 shares. At December 31, 2000, a total of 764,000 options were to purchase Class A common shares were outstanding and held by company employees. The exercise prices ranged from $0.29 to $3.75 per share. All options issued to employees vest at 25% per year and expire in 5 years.

               As of December 31, 2000, employee stock options exercised are as follows:

                  Optionee            Exercised         # Shares        Price
               --------------       ---------------     --------        -----
               Joel Beagleman          03/20/00          9,000,000      0.033

               The Company has adopted only the disclosure provisions of SFAS No. 123. It applies Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and its related interpretations in accounting for its plan. It does not recognize compensation expense for its stock-based compensation plan other than for restricted stock and options/warrants issued to outside third parties. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under its plan consistent with the methodology prescribed by SFAS No. 123, the Company's net loss and loss per share would be increased to the proforma amounts indicated below:

                                iVOICE.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

                                                         For The Year Ended,
                                                             December 31,
                                                     -------------------------
                                                         2000         1999
                                                     -----------   -----------
               Net Loss
                  As Reported                        $(2,891,379)  $(6,054,364)
                                                     ===========   ===========
                  Proforma                           $(3,296,417)  $(6,336,785)
                                                     ===========   ===========

               Basic Loss Per Share
                  As Reported                        $     (.03)   $     (.20)
                                                     ===========   ===========
                  Proforma                           $     (.04)   $     (.21)
                                                     ===========   ===========

               These proforma amounts may not be representative of future disclosures because they do not take into effect proforma compensation expense related to grants made before 1997. The fair value of these options were estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended December 31, 2000 and 1999: dividend yield of 0%; expected volatility of 320%; risk-free interest rates of 5.56%; and expected life of 4.1 and
               3.0 years, respectively.

               The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The following summarizes the stock option and warrant transactions:

                                                          Weighted         Other          Weighted
                                            Employee       Average         Options        Average
                                       Stock Options      Exercise          and           Exercise
                                         Outstanding       Price        Warrants           Price
                                         -----------    -----------   ------------     ------------
        Balance, January 1, 1999                   -     $       -         731,051     $     0.120
          Granted                          9,510,000     $  .033            60,000     $     0.110
          Exercised                               -      $       -               -     $         -
          Canceled                                -      $       -        (125,866)    $     0.110
                                         -----------    -----------   ------------     ------------

        Balance, December 31, 1999         9,510,000    $  .033            665,185     $     0.120
          Granted                            544,000    $  .806          5,490,000     $     0.484
          Exercised                       (9,000,000)   $  .033           (195,185)    $     0.104
          Canceled                          (290,000)   $  .191                  -     $     0.110
                                         -----------    -----------   ------------     ------------

                                iVOICE.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

                                                          Weighted         Other          Weighted
                                            Employee       Average         Options        Average
                                       Stock Options      Exercise          and           Exercise
                                         Outstanding       Price        Warrants           Price
                                         -----------    -----------   ------------     ------------
        Balance, December 31, 2000           764,000    $   .670         5,960,000      $    0.456
                                        ============    ===========    ===========      ==========


        Outstanding and Exercisable,
         December 31, 1999                 9,000,000    $   .033           665,185      $    0.120
                                        ============    ===========    ===========      ==========

        Outstanding and Exercisable,
         December 31, 2000                    66,620    $   .333         5,960,000      $    0.456
                                        ============    ===========    ===========      ==========

      The weighted average remaining contractual lives of the employee stock options is 4.15 years at December 31, 2000.

NOTE 12 - NON-RECURRING EXPENSES
--------------------------------
               Non-recurring expenses consisted of the following for the year ended December 31, 1999:

                    Legal Settlements (a)                $ 4,800,000
                    Merger Costs (b)                         228,000
                                                         -----------
                           Total non-recurring expenses  $ 5,028,000
                                                         ===========

               a) The Company recognized $4,800,000 of expenses relating to legal settlements. During February 2000, the Company settled a lawsuit and agreed to pay $300,000 in cash and issue 2,000,000 shares of its restricted Class A common stock valued at $4,500,000.

               b) In connection with the Reorganization Agreement, a consulting company received 2,000,000 shares of the Company's Class A common stock, valued at .114 per share or $228,000 for services performed. These shares were for services performed during the merger (see Note 2).

NOTE 13 -   SUBSEQUENT EVENTS
-----------------------------
               a) On January 9, 2001 The Company received $150,000 in proceeds from a put to sell 2,000,000 Class A common stock in accordance with the investment agreement with Swartz Private Equity, LLC, dated August 17, 2000. Also in conjunction with this put, the Company issued Swartz a warrant to purchase 200,000 shares of the Company's Class A common stock at $.1045 per share.

               b) On January 10, 2001 the holders of the 12% convertible debentures converted $50,000 in debenture principal and $6,559 in interest into 897,761 Class A common stock at $.063 per share in accordance with the conversion terms of the debenture agreement.

               c) On January 30, the Company issued 328,951 shares of its Class A common stock to Jerome Mahoney as partial repayment of amounts loaned to the Company by Mr. Mahoney.

               d) In January 2001, the Company filed a patent application for the iVoice Speech Enabled Name Dialer with the U.S. Patent & Trademark Office. The Name Dialer is an automatic phone dialing system. The system imports the necessary contact information for dialing (names and phone numbers) from almost any PIM or contact manager, including, Microsoft Outlook, ACT, and Gold Mine. The imported names are then transcribed, through software, into a set of phonemes to be used for voice recognition. When the end user picks up the handset, the call is automatically transferred through the PBX, to the Name Dialer software running on a server machine. The user simply says the name of the person (whose name came from the contact list) and the Name Dialer places the call.

               e) On February 9, 2001, the Company dismissed Merdinger, Fruchter, Rosen & Corso, P.C., as its independent accountants and engaged Mendlowitz Weitsen, LLP, as its new independent accountants. During the Company's two most recent fiscal years and through February 9, 2001, the Company did not consult with Mendlowitz Weitsen, LLP on any accounting, auditing, financial reporting or any other matters.

               f) On February 17, 2001 in accordance with the investment agreement with Swartz Private Equity, LLC, dated August 17, 2000, the commitment warrant issued on August 17, 2000, to purchase 5,490,000 shares of the Company's Class A common stock at $.484 per share was reset to $.1406.

               g) On February 20, 2001, the lawsuit brought about by Fisher Scientific International, Inc., seeking compensatory damages of $17,999 plus reasonable internal costs associated with the assistance of a voicemail installation and punitive damages of $20,000 was dismissed in arbitration with no amount being awarded.

               h) On March 12, 2001, the Company issued to all of its employees options to purchase the Company's Class A common stock at $0.10 per share. A total of 795,000 options were issued, each option contract vests with the employee at 25% per year and expire in 5 years.

                                iVOICE.COM, INC.
                                 BALANCE SHEETS

                                                                March 31, 2001
                                                                  (Unaudited)
     ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                       $   151,922
  Accounts receivable, net of allowance for
   doubtful accounts of $31,025                                       270,707
  Inventory                                                            20,104
  Prepaid expenses and other current assets                            10,986
                                                                  -----------
   Total current assets                                               453,719
                                                                  -----------
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
        $57,111                                                       131,163
                                                                  -----------
OTHER ASSETS
  Software license costs, net of accumulated
   amortization of $190,400                                           353,600
  Financing costs, net of accumulated amortization of $13,201         146,626
  Intangible assets, net of accumulated amortization of $11,198       281,143
  Deposits and other assets                                            13,900
                                                                  -----------
     Total other assets                                               795,269
                                                                  -----------
     TOTAL ASSETS                                                 $ 1,380,151
                                                                  ===========

    LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
   Obligations under capital leases - current                     $    29,878
   Accounts payable and accrued expenses                              559,340
   Due to related parties                                             771,419
   Convertible debentures                                             287,000
   Billings in excess of estimated costs on uncompleted contracts      157,724
                                                                  -------------
      Total current liabilities                                      1,805,361
                                                                  ------------
LONG-TERM DEBT
   Obligation under Capital leases - non-current                       40,873
                                                                  -----------
      Total liabilities                                             1,846,234
                                                                  -----------

COMMITMENTS AND CONTINGENCIES                                               -

STOCKHOLDERS' DEFICIENCY
   Common stock, series A - par value $.01; authorized
   150,000,000 shares, 109,408,548 issued and outstanding           1,094,087
   Common stock, series B - no par value; authorized 700,000
    shares;  700,000 shares issued; 364,000 shares outstanding             37
   Additional paid in capital                                       8,188,406
   Accumulated deficit                                             (9,748,613)
                                                                  -----------
      Total stockholders' deficiency                                 (466,083)
                                                                  -----------
      TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY              $ 1,380,151
                                                                  ===========

  The accompanying notes are an integral part of the financial statement.

                                iVOICE.COM, INC.
                      STATEMENTS OF OPERATIONS (UNAUDITED)


                                                     For the Three Months Ended
                                                              March 31,
                                                     --------------------------
                                                        2001         2000
                                                     --------------------------

SALES, net                                           $  82,340    $ 397,348

COST OF SALES                                           45,686      101,677
                                                      ---------   ---------

GROSS PROFIT                                            36,654      295,671
                                                      ---------   ---------

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES
   Selling expenses                                     46,312      112,987
   General and administrative expenses                 536,406      425,627
   Research and development                            128,331        9,620
   Bad debt expense                                     10,000        7,500
   Depreciation and amortization                        40,239       30,903
                                                      ---------   ---------

Total selling, general and administrative expenses     761,288      586,637
                                                      ---------   ---------

LOSS FROM OPERATIONS                                  (724,634)    (290,966)
                                                      ---------   ---------

OTHER EXPENSE
   Interest expense                                     40,544      144,250
                                                      ---------   ---------
Total other expenses                                    40,544      144,250
                                                      ---------   ---------

LOSS BEFORE INCOME TAXES                              (765,178)    (435,216)

PROVISION FOR INCOME TAXES                                  --           --
                                                      ---------   ---------

NET LOSS                                             $(765,178)   $(435,216)
                                                     =========    =========

NET LOSS PER COMMON SHARE
   Basic                                             $(   0.01)   $(   0.01)
                                                     =========    =========
   Diluted                                           $(   0.01)   $(   0.01)
                                                     =========    =========



    The accompanying notes are an integral part of the financial statement.

                                iVOICE.COM, INC.
                      STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                     For the Three Months Ended
                                                              March 31,
                                                     --------------------------
                                                        2001         2000
                                                     --------------------------

CASH FLOW FROM OPERATING ACTIVITIES
  Net loss                                            $(765,178)   $(435,216)
  Adjustments to reconcile net loss to net
   cash used in operating activities
  Depreciation and amortization                          52,143       30,903
  Bad debt expense                                       10,000        7,500
  Amortization of debt issue costs                         --        144,250
  Common stock issued for consulting services            80,055      252,619
  Common stock issued for compensation                  224,000         --
  Common stock issued for interest                        6,559         --
  Changes in certain assets and liabilities:
         Accounts receivable                             11,847     (243,324)
         Inventory                                          124        1,270
         Accounts payable and accrued liabilities        21,503       17,759
         Legal settlement payable                          --       (300,000)
         Accounts payable and accrued liabilities        21,503       17,759
         Legal settlement payable                          --       (300,000)
         Deferred revenue                               (12,513)        --
         Other assets                                   148,725       (9,000)
                                                      ---------    ---------
Total cash used in operating activities                (222,735)    (533,239)
                                                      ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                       --        (10,159)
  Purchase of goodwill                                   (3,090)        --
                                                      ---------    ---------
Total cash used in investing activities                  (3,090)     (10,159)
                                                      ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of common stock                              129,931         --
  Proceeds from exercise of options on common stock        --        300,000
  Proceeds from related party loans                     229,000         --
   Repayments of related party loans                    (30,000)        --
  Prepaid offering and debt issue costs                    --        (31,500)
  Sale of convertible debentures                           --        150,000
  Payment of capital lease obligations                   (6,533)        --
                                                      ---------    ---------
Total cash provided by financing activities             322,398      418,500
                                                      ---------    ---------

NET DECREASE IN CASH AND CASH EQUIVALENTS                96,573

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD          55,349      195,861
                                                      ---------    ---------
CASH AND CASH EQUIVALENTS - END OF PERIOD             $ 151,922   $   70,963
                                                      ---------    ---------

CASH PAID DURING THE PERIOD FOR:
  Interest expense                                    $   4,020   $     --
                                                      =========    =========
  Income taxes                                        $    --    $      --
                                                      =========    =========

    The accompanying notes are an integral part of the financial statement.

                                iVOICE.COM, INC.
                      STATEMENTS OF CASH FLOWS (UNAUDITED)
                    FOR THE THREE MONTHS ENDED MARCH 31, 2001


SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES

March 31, 2001:
a) During the three months ended March 31, 2001, the Company issued 705,000 restricted shares of its Class A common stock for services valued at $80,055.

b) During the three months ended March 31, 2001, the Company issued 2,020,834 restricted shares of its Class A common stock as compensation valued at $224,000.

c) During the three months ended March 31, 2001, the Company issued 104,110 restricted shares of its Class A common stock as interest on its 12% Convertible Debentures valued at $6,559.

March 31, 2000:
a) During the three months ended March 31, 2000, the Company converted a $4,500,000 legal settlement payable into 2,000,000 restricted shares of its Class A common stock.

b) During the three months ended March 31, 2000, the Company issued $150,000 of its 12% convertible debentures exercisable at a 50% conversion price. The 50% conversion discount totaling $150,000 was recorded as a prepaid debt issue cost and will be amortized over the life of the debt.

c) During the three months ended March 31, 2000, the Company issued 100,000 restricted shares of its Class A common stock for services valued at $234,000.

d) During the three months ended March 31, 2000, 179,898 of options were exercised at the strike price of $0.1035 per share. These shares were exercised for $18,619 of services performed by the option holder.


    The accompanying notes are an integral part of the financial statement.

                                iVOICE.COM, INC.
                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2001

NOTE 1 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               Basis of Presentation
               The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the Company's annual financial statements as reported in the Form 10-KSB for the fiscal year ended December 31, 2000. Operating results for the three-month period ended March 31, 2001, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2001.

               For further information, refer to the Company's financial statements for the fiscal year ended December 31, 2000, included in its Form 10-KSB for such fiscal period.

               Earnings Per Share
               SFAS No. 128, "Earnings Per Share" requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS").

               The computation of basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings. The shares used in the computations are as follows:

                                                 Three Months Ended
                                                      March 31,
                                              ------------------------
                                                 2001          2000
                                              ----------   -----------
               Basic and Diluted             107,476,215    58,553,629
                                iVOICE.COM, INC.
                                 BALANCE SHEETS

                                                                    June 30,
                                                                      2001
                                                                  -----------
                                                                  (Unaudited)
  ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                    $      12,651
  Accounts receivable, net of allowance for
   doubtful accounts of $33,000                                      263,449
  Inventory                                                           29,377
  Prepaid expenses and other current assets                            8,081
                                                               -------------
      Total current assets                                           313,558

PROPERTY AND EQUIPMENT, net of accumulated
 depreciation of $66,869                                             121,405

OTHER ASSETS
Software license costs, net of accumulated
 amortization of $217,600                                            326,400
Financing costs, net of accumulated amortization of  $1,250           76,250
Intangibles, net of accumulated amortization of $14,479              277,862
Deposits and other assets                                             13,900
                                                               -------------
  Total other assets                                                 694,412
                                                               -------------

    TOTAL ASSETS                                               $   1,129,375
                                                               =============
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
   Accounts payable and accrued expenses                       $   1,094,201
   Obligations under capital leases - current                         31,501
   Billings in excess of estimated costs on incomplete jobs          157,585
   Due to related parties                                            786,419
   Convertible debentures                                            377,000
                                                               -------------
     Total current liabilities                                     2,446,706
                                                               -------------

LONG-TERM DEBT
Obligation under Capital leases - non-current                         32,362
                                                               -------------
   Total liabilities                                               2,479,068

COMMITMENTS AND CONTINGENCIES                                              -

STOCKHOLDERS' DEFICIENCY
   Common stock, Class A - par value $.01; authorized
   150,000,000 shares, 113,421,528 issued and outstanding          1,134,217
   Common stock, Class B - no par value;
   authorized & issued 700,000 shares;  364,000
   shares outstanding                                                     37
   Additional paid in capital                                      8,549,906
   Accumulated deficit                                           (11,033,853)
                                                               -------------
     Total stockholders' deficiency                               (1,349,693)
                                                               -------------

     TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY            $   1,129,375
                                                               =============

     The accompanying notes are an integral part of the financial statement.


                                iVOICE.COM, INC.
                      STATEMENTS OF OPERATIONS (UNAUDITED)

                                                  For the Three Months      For the Six Months
                                                        Ended                      Ended
                                                       June 30,                   June 30,
                                                ---------------------       -------------------
                                                   2001         2000        2001         2000

SALES, net                                      $  134,565   $ 104,371  $   216,905     $ 501,719

COST OF SALES                                       53,432      60,125       99,118       161,802
                                               ------------------------------------------------
GROSS PROFIT                                        81,133      44,246      117,787       339,917
                                               -------------------------------------------------

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES
   Selling expenses                                 60,987     140,787      107,299       253,774
   General and administrative expenses             767,412     472,848    1,303,818       898,475
   Research and development                        101,755      98,989      230,086       108,609
   Bad debt expense                                 13,308      15,000       23,308        22,500
   Depreciation and amortization                    39,940      35,211       80,179        66,114
                                               --------------------------------------------------
Total selling, general and administrative
expenses                                           983,402     762,835    1 ,744,690    1,349,472
                                               --------------------------------------------------

LOSS FROM OPERATIONS                              (902,269)   (718,589)   (1,626,903)  (1,009,555)

OTHER EXPENSE
   Non-recurring expense                           352,706           -       352,706            -
   Interest expense                                 30,265     176,969        70,809      321,219
                                               --------------------------------------------------
Total other expenses                                           382,971       176,969       423,515

LOSS BEFORE INCOME TAXES                        (1,285,240)   (895,558)   (2,050,418)  (1,330,774)

PROVISION FOR INCOME TAXES                               -           -             -            -
                                               --------------------------------------------------
NET LOSS                                      $ (1,285,240) $ (895,558)  $(2,050,418) $(1,330,774)
                                              ============  ==========   ===========  ===========

NET LOSS PER COMMON SHARE
   Basic                                      $ (     0.01) $(    0.01)  $ (    0.02)  $ (     0.02)
                                              ============  ==========   ===========   ============
   Diluted                                    $ (     0.01) $(    0.01)  $ (    0.02)  $ (     0.02)
                                              ============  ==========   ===========   ============


     The accompanying notes are an integral part of the financial statement.

                                iVOICE.COM, INC.
                      STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                   For the Six Months
                                                                     Ended June 30,
                                                                  ------------------
                                                                  2001         2000
                                                                  ----         ----
CASH FLOW USED IN OPERATING ACTIVITIES
  Net loss                                                  $ (2,050,418)  $(1,330,774)
  Adjustments to reconcile net loss to net
   cash used in operating activities
  Depreciation and amortization                                   92,382        66,114
  Bad debt expense                                                22,500        23,308
  Amortization of debt issue costs                                 1,250       288,500
  Loss on write-off of financing costs                           141,626             -
  Common stock issued for consulting services                    173,105       336,619
  Common stock issued for compensation                           224,000        50,938
  Common stock issued for settlements                            211,080             -
  Common stock issued for interest                                 6,559             -
    Changes in certain assets and liabilities:
        Accounts receivable                                        5,797      (213,082)
        Inventory                                                (11,055)       (9,149)
        Accounts payable and accrued liabilities                 556,364        51,092
        Legal settlement payable                                       -      (300,000)
        Deferred revenue                                         (12,652)            -
        Other assets                                             116,630       (30,061)
                                                            ------------   -----------
Total cash used in operating activities                         (520,118)   (1,069,209)
                                                            ------------   -----------

CASH FLOWS USED IN INVESTING ACTIVITIES
  Purchase of property and equipment                                   -       (20,190)
  Purchase of goodwill and other intangibles                      (3,090)     (150,000)
                                                            ------------   -----------
Total cash used in investing activities                           (3,090)     (170,190)
                                                            ------------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of common stock                                       129,931       746,000
  Proceeds from exercise of options on common stock                    -       319,166
  Prepaid offering and debt issue costs                                -       (31,500)
  Proceeds from related party loans                              274,000             -
  Repayment of related party loans                               (60,000)            -
  Repayment of capital leases payable                            (13,421)       (4,242)
  Sale of convertible debentures                                 150,000       150,000
                                                            ------------   -----------
Total cash provided by financing activities                      480,510     1,179,424
                                                            ------------   -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                        (42,698)      (59,975)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                   55,349       195,861
                                                            ------------   -----------
CASH AND CASH EQUIVALENTS - END OF PERIOD                   $     12,651   $   135,886
                                                            ============   ===========
CASH PAID DURING THE PERIOD FOR:
  Interest expense                                          $     7,685    $     3,577
                                                            ===========    ===========
  Income taxes                                              $         -    $         -
                                                            ===========    ===========


     The accompanying notes are an integral part of the financial statement.

                                IVOICE.COM, INC.
                      STATEMENTS OF CASH FLOWS (UNAUDITED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001


SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES

June 30, 2001:

a) During the six months ended June 30, 2001, the Company issued 1,904,287 restricted shares of its Class A common stock for services valued at $228,355.

b) During the six months ended June 30, 2001, the Company issued 2,020,834 restricted shares of its Class A common stock as compensation valued at $224,000.

c) During the six months ended June 30, 2001, the Company issued 828,000 registered shares and 850,000 restricted shares of its Class A common stock as payment for termination of the Swartz Financing Agreement valued at $154,830.

d) During the six months ended June 30, 2001, the Company issued 450,000 restricted shares of its Class A common stock to a holder of its 12% convertible debentures as settlement for failure to register shares under the registration rights agreement related to the 12% convertible debentures valued at $56,250.

e) During the six months ended June 30, 2001, the Company issued 328,951 restricted shares of its Class A common stock as repayment of amounts owed to related parties valued at $75,659.

f) During the six months ended June 30, 2001, the Company issued 1,793,651 restricted shares of its Class A common stock for the repayment of $110,000 in principal on its 12% Convertible Debentures.

g) During the six months ended June 30, 2001, the Company issued 104,110 restricted shares of its Class A common stock for interest on its 12% Convertible Debentures valued at $6,559.

h) During the six months ended June 30, 2001, the Company issued $150,000 of its 8% convertible debentures exercisable at a 80% conversion price. The 20% conversion discount totaling $37,500 was recorded as a prepaid debt issue cost and will be amortized over the life of the debt.

June 30, 2000:

a) During the six months ended June 30, 2000, the Company converted a $4,500,000 legal settlement payable into 2,000,000 shares of its class A restricted common stock.

b) During the six months ended June 30, 2000, the Company issued $150,000 of its 12% convertible debentures exercisable at a 50% conversion price. The 50% conversion discount totaling $150,000 was recorded as a prepaid debt issue cost and will be amortized over the life of the debt.

     The accompanying notes are an integral part of the financial statement.

                                IVOICE.COM, INC.
                      STATEMENTS OF CASH FLOWS (UNAUDITED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001


SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES (CONTINUED)


c) During the six months ended June 30, 2000, the Company issued 456,429 shares of its restricted class A common stock for services valued at $368,072.

d) During the six months ended June 30, 2000, 179,898 of options were exercised at the strike price of $0.1035 per share. These shares were exercised for $18,619 of services performed by the option holder.

e) During the six months ended June 30, 2000, the Company issued 50,000 shares of its restricted class A common stock to Corporate Architects, Inc. with a value of $46,875 for the purchase of ThirdCAI, Inc.

f) During the six months ended June 30, 2000, the Company issued 30,000 shares of its restricted class A common stock as compensation valued at $50,938.



     The accompanying notes are an integral part of the financial statement.

                                IVOICE.COM, INC.
                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                                  JUNE 30, 2001

NOTE 1 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            Basis of Presentation
            ---------------------
            The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included.

            For further information, refer to the financial statements and footnotes included in Form 10-KSB for the year ended December 31, 2000.

            The result of operations for the six-month periods ended June 30, 2001 and 2000 are not necessarily indicative of the results to be expected for the full year.

            On April 24, 2000, the Company filed to amend its Articles of Incorporation to state that Class B common stock is convertible into its Class A common stock at a conversion rate of one share of Class B common stock for one hundred shares of Class A common stock. The conversion ratio is in relation to the voting ratio.

            On April 21, 2000, the Company executed an agreement and plan of reorganization with ThirdCAI, Inc. ("ThirdCAI"), a fully reporting holding company. The agreement stipulates that ThirdCAI and the Company would be merged and the Company would be the surviving entity. The Company issued 50,000 shares for all outstanding shares of ThirdCAI. A finders fee of $150,000 was also paid in relation to the agreement

                                IVOICE.COM, INC.
                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                                  JUNE 30, 2001

NOTE 1 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

            Earnings Per Share
            ------------------
            SFAS No. 128, "Earnings Per Share" requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS").

            The computation of basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings. The shares used in the computations are as follows:


                                          Three Months Ended            Six Months Ended
                                              June 30,                      June 30,
                                        2001           2000           2000            2001
                                        ---------------------         --------------------

            Basic and Diluted         111,534,548    81,759,579     109,505,381     70,202,758

NOTE 2 -    CONVERTIBLE DEBENTURES

            The Company has previously issued convertible debentures consisting of ten notes payable totaling $500,000 bearing interest at 12% per annum and payable on December 1, 2000. These debentures are convertible into shares of the Company's Class A Common Stock at the option of the holder by dividing the outstanding principal and interest by the conversion price which shall equal 50% of the average bid price during the 20 trading days before the conversion date. As of June 30, 2001, $273,000 in principal and $6,559 in accrued interest had been converted into 2,905,048 shares of the Company's Class A common stock.

            The Company has reached settlement terms with one previous holder of debentures regarding the interest and penalties demanded under default by this former holder whereby the Company has issued 450,000 shares to this former holder in full settlement of their claim.

            On May 1, 2001, the Company entered into a subscription agreement with certain purchasers to issue $275,000 in convertible debentures, with interest payable at 8% per annum. As of June 30, 2001, $150,000 of these debentures was issued and outstanding. The notes are convertible into Class A common stock at the lesser of (i) 140% of the closing bid price for the Class A common stock on the Closing Date (the date funds are received by the Company), or (ii) 80% of the Market Price (defined as the average of the three lowest closing bid prices for the Class A common stock

            As of June 30, 2001, total outstanding debenture principal balance was $377,000 and total accrued unpaid interest was $71,860.

                               iVOICE.COM, INC.
                  NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                                  JUNE 30, 2001


NOTE 3 -    DUE TO RELATED PARTY

            During the period from June 2000 to date, Jerome R. Mahoney, President and Chief Executive Officer of the Company, sold personal holdings of the Company's Class A common shares of the Company and has loaned proceeds of these sales to the Company to fund its working capital requirements. The Company has executed a promissory note and Security Agreement in favor of Mr. Mahoney. As of June 30, 2001, the outstanding loan balance including monies loaned from the proceeds of stock sales, unpaid compensation, income taxes incurred from the sale of stock and unreimbursed expenses, totaled $1,574,658, of this amount, $788,239 is reflected in accrued expenses.

            Under the terms of the loan agreements, the note holder may elect prepayment of the principal and interest owed pursuant to this note by issuing Jerome Mahoney, or his assigns, one Class B common stock share of iVoice.com, Inc., no par value, for each dollar owed.


NOTE 4 -    COMMITMENTS AND CONTINGENCIES

            In April 2000, the Company entered into a two-year lease agreement for their office currently utilized as the corporate headquarters. Monthly lease payments total $11,000.

            In May 1999, the Company entered into a five-year employment agreement with its majority stockholder (the "Executive"). He will serve as the Company's Chairman of the Board and Chief Executive Officer for a term of five years. As consideration, the Company agrees to pay the Executive a sum of $180,000 the first year with a 10% increase every year thereafter.

            The Company has been named a defendant in a lawsuit brought about by Communication Research, Inc., or "CRI." In this lawsuit, CRI makes claims against the Company of constructive eviction, trespass, breach of contract, conversion, interference with economic relations, and quantum merit. The Company believes that it will prevail in the case, and in any event does not believe that unfavorable the outcome will have a material adverse effect on its business.

            The Company has been named defendant in a lawsuit brought by Lighthouse Technical Consulting, Inc. filed July 2, 2001. In this lawsuit, the plaintiff makes claim for non-payment of $15,000 for placement services performed by Lighthouse. The Company is in dispute of the amount owed and intends to vigorously defend itself in this suit.

                                iVOICE.COM, INC.
                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                                  JUNE 30, 2001


NOTE 4 -    COMMITMENTS AND CONTINGENCIES - (CONTINUED)

            The Company has been named defendant in a lawsuit brought by Business Staffing, Inc. filed April 12, 2001. In this lawsuit, the plaintiff makes claim for non-payment of $37,250 for placement services performed by Business Staffing. The Company is in dispute of the amount owed and intends to vigorously defend itself in this suit.

            The Company has been named defendant in a lawsuit brought by Lorelei Personnel, Inc. filed November 28, 2000. In this lawsuit, the plaintiff makes claim for non-payment of $6,000 for placement services performed by Lorelei Personnel, Inc. The Company disputes the amount owed and intends to vigorously defend itself in this suit.

NOTE 5 -    CAPITAL LEASE OBLIGATIONS

            During the year ended December 31, 2000, the Company incurred two capital lease obligations totaling $92,895 in connection with the acquisition of computers and office furniture.

            The future minimum lease payments due under the capital leases at June 30, 2001 are follows:

            Lease payable for computer equipment, payable
            at $1,367 per month, including interest at 22.31%.
            Final payment is due June 2003.                           $  26,271

            Lease payable for furniture, payable at $2,151 per
            month, including interest at 20.79%. Final payment
            due April 2003.                                              37,592
                                                                      ---------
            Present value of net minimum lease payments               $  63,863
                                                                      =========

            The future minimum lease payments                         $  77,967
            Less amount representing interest                            14,104
                                                                      ---------
            Present value of net minimum lease payments                  63,863
            Less current portion                                         31,501
                                                                      ---------
            Long term capital lease obligations                       $  32,362
                                                                      =========
                                iVOICE.COM, INC.
                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                                  JUNE 30, 2001

NOTE 6 -    COMMON STOCK

            The Company issuance of common stock for the six months ended June 30, 2001 is as follows:

            a)    Class A Common Stock
                  --------------------
                  Class A common stock consists of the following as of June 30, 2001: 150,000,000 shares of authorized common stock with a par value of $.01. Class A stock has voting rights of 1 to 100 with respect to Class B stock and as of June 30, 2001, 113,421,548 shares were issued and outstanding.

                  Each holder of Class A Common stock is entitled to receive ratably dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. The Company has never paid any dividends on its common stock.

                  For the six months ended June 30, 2001, the Company had the following transactions:

                    1. The Company issued 1,904,287 shares of its Class A common stock for services rendered valued at $228,335.

                    2. The Company issued 2,020,834 shares of its Class A common stock for compensation valued at $224,000.

                    3. The Company issued 1,172,000 shares of its Class A common to Swartz Private Equity under the terms of their financing agreement with Swartz for net proceeds of $129,931

                    4. The Company issued 328,951 shares of its Class A common stock as repayment of loans to related parties for a total value of $75,659.

                    5. The Company issued 1,897,761 shares of Class A common stock for the conversion of $110,000 in debenture principal and $6,559 in accrued interest.

                    6. The Company issued 2,128,000 shares of its Class A common stock valued at $211,080, to settle disputes arising from financing agreements entered into by the Company.

                                iVOICE.COM, INC.
                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                                  JUNE 30, 2001

NOTE 6 -    COMMON STOCK - (CONTINUED)


            b)    Class B Common Stock
                  --------------------
                  Class B Common Stock consists of 700,000 shares of authorized common stock with no intrinsic value. Class B stock is convertible into Class A common stock at the rate of 1 Class B share to 100 Class A shares and has voting rights of 100 to 1 with respect to Class A Common Stock. As of June 30, 2001, 700,000 shares were issued; and 364,000 shares were outstanding. Class B common stockholders are not entitled to receive dividends.

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                 RESULTS OF OPERATIONS

          Management's discussion and analysis of financial condition and results of operations ("MD&A") should be read in conjunction with our Financial Statements included herein.

Recent Developments
-------------------

On July 18, 2001, the Company entered into a subscription with agreement to purchase up to a maximum of $150,000 of convertible debentures, which shall pay cumulative interest at rate of 8% per annum. The convertible debentures are set to mature on the fifth anniversary of the date of issuance and are convertible into Class A common stock at the lesser of (i) 140% of the closing bid price for the Class A common stock on the Closing Date (the date funds are received by the Company), or (ii) 80% of the Market Price (defined as the average of the three lowest closing bid prices for the Class A common stock.

Also on July 18, 2001, the Company entered into an investment agreement with Maple Avenue, LLC. The investment agreement entitles us to issue and sell shares of from time to time, up to aggregate of $5 million of our Class A common stock to Maple Avenue, LLC, for up to a maximum of eighteen months following the effective date of the registration statement on the condition that we meet certain listing and pricing requirements described in the investment agreement.

On July 18, 2001, the shareholders, with a majority of shares being held by one single individual, voted to amend the Company's certificate of incorporation to effect the following changes:

1.   Change of the Company's Name to iVoice, Inc.

2. Increase in the Authorized Class A Common Stock Shares to a total of six hundred million (600,000,000) shares.

3. Increase in the Authorized Class B Common Stock Shares to a total of three million (3,000,000) shares.

4. Change the stated par value of the Class A Common Stock Shares from the present $.01 to $.001 per share.

5. Authorize the Company to issue up to 1 million shares of preferred stock with a stated par value of $1.00 per share.

It is anticipated that these changes in the Company's certificate of incorporation will be effected within the 30 days following this report filing.

June 30, 2001 compared to June 30, 2000
---------------------------------------

Revenues are derived primarily from the sale of voice and computer technology communication systems for small-to-medium sized businesses and corporate departments. Total revenues for the three and six months ended June 30, 2001 were $134,565 and 216,905 repectively, as compared to $104,371 and $501,719 for the three and six months ended June 30, 2000 The three month period ending June 30 2001 as compared to June 30, 2000 reflected an increase of $30,194 or 28.9%. This increase was a result of targeting sales efforts

---------------------------------------------------

to telephony dealers and resellers to install demonstration systems at their own locations to introduce iVoice products to their respective customers. The Company will continue to pursue this sales channel in addition to its efforts in direct selling. Management is encouraged by the recent sales activity and inquiries received as a result of its efforts in establishing a reseller channel however it is in the management's opinion that current economic conditions related to the telephony industry and overall business environment may continue to negatively effect the Company's ability to increase revenues.

Beginning in December 2000 and lasting throughout the first quarter of 2001, in order to establish relationships between the Company and telephony dealers and resellers throughout the United States, the Company provided the software for its Speech Enabled Auto Attendant free of charge for evaluation purposes. Early in the current quarter, management eliminated the free distribution of its Auto Attendant software as a result of a number of dealers disregarding minimum hardware system specification requirements necessary for proper installation and operation. Currently, the demo systems sold and distributed by the Company to telephony dealers and resellers are turnkey systems or include hardware specifically tested and approved to operate with the Company's softwere products.

For the six month period ended June 30, 2001 as compared to June 30, 2000, sales decreased $284,814 or 56.8%. The decrease is due to the recognition of income on previously incomplete customer installations that occurred mainly in the first quarter of 2000 which were not available in the current comparable period.

Unless special arrangements are made, the Company receives 50% of the contract as a down payment on any product purchased with the balance due upon completion of the installation. The Company recognizes its revenue using the percentage of completion method. The Company determines the expected costs on a particular installation by estimating the hardware costs and anticipated labor hours to configure and install a system. Revenues are then recognized in proportion to the amount of costs incurred as of the reporting date over the total estimated costs anticipated.

Gross margin for the three and six months ended June 30, 2001 was $81,133 or 60.3%, and $117,787 or 54.3% respectively as compared to $44,246 or 42.4%, and $339,917 or 67.8% for the three and six months ended June 30, 2000. The increase of $36,887 or 83.4% for the three month period ending June 30, 2001 was a generally a result of an overall increase in total sales volume. The 17.9% increase in gross margin percentage was a result of increased efficiencies on product installations, and a decrease in the cost of a key product hardware component. Six month period gross margin figures reflect a decrease of $222,130 or 65.3% as well as a 13.5% decrease in gross margin percent which was primarily due to the recognition of revenues and corresponding costs, in the previous year, on projects that were not hardware intensive.

The gross margin is dependent, in part, on product mix, which fluctuates from time to time; complexity of a communication system installation which determines necessary hardware requirements and may not have a proportionate relationship with the system selling price; and the ability of Company technology personnel to efficiently configure and install the Company's communications products.

---------------------------------------------------

Total operating expenses increased $220,567 or 28.9% from $762,835 to $983,402 for the three months ended June 30, 2001, and $395,218 or 29.3% from $1,349,472 to $1,744,690 for the six months ended June 30, 2001. Included in the current quarter were accruals for reimbursement to the Company's principal shareholder, Jerome R. Mahoney, for a charitable donation of his personal holdings of iVoice Class A common stock for a total value of $350,000 and reimbursement for income tax incurred by Mr. Mahoney for sales of Class A common stock which were sold in order to provide working capital to the Company totalling $95,100. Excluding the reimbursements of $445,100 discussed above, total operating costs for the three and six months ended June 30, 2001, decreased by $224,533 and $49,882 respectively.

Significant changes in the components comprising total operating expenses included a decrease in selling expenses of $79,800 and $146,475 for the three and six month periods ending June 30, 2001 respectively as compared to the same periods of the prior year. The reduction in selling expenses in the current year reflects fewer salespeople as well as a reduction in promotion costs paid in the prior period, not incurred in the current period.

As of June 30, 2001, the Company had 12 full-time employees, and 6 part-time employees for a total of 18 individuals. The company is actively pursuing additions to its sales staff which will increase operating expenditures for payroll and related benefit costs in future quarters.

The loss from operations for the three and six months ended June 30, 2001 was $902,269 and $1,626,903 compared to $718,589 and $1,009,555 for the three and six months ended June 30, 2000, Excluding reimbursements of $445,100 to the Company's principal shareholder discussed above, total loss from operations for the three months ended June 30, 2001, decreased by $261,420, principally a result of lower operating costs. However, for the six month period, excluding reimbursements, the loss from operations increased $172,248 due to lower revenues reflected in the current year period.

Other expenses for the three and six month period include non-recurring charges of $352,706. This amount represents a $141,626 write-off of capitalized financing costs incurred in connection with the agreement with Swartz Private Equity and $151,830 in charges related to the termination of the Swartz agreement, along with $56,250 in settlement charges incurred with respect to a former debenture holder's claim for damages incurred in default of the Company's 12% convertible debentures.

Interest expense for the three and six month period ending June 30, 2001 amounted to $30,265 and $70,809 a decrease of $146,704 and $250,410 respectively as compared to the same three and six month periods of the prior year. The three and six month periods ending June 2000, reflect higher outstanding debenture principal balances as well as amortization of discounts incurred with repect to the issuance of the Company's 12% convertible debentures not incurred in the current year.

Net loss for the three and six month period ending June 30, 2001 was $1,285,240 and $2,050,418 as compared to $895,558 and $1,330,774 for the three and six month periods ending June 30, 2000. The increase in net loss of $389,682 and $719,644 was a result of the factors discussed above.

Liquidity and Capital Resources
-------------------------------

We are funding our current operations principally from loans from our principal stockholder that in the aggregate, amount to $1,574,658 at June 30, 2001. We are operating on a negative cash flow basis and anticipate that we will require additional financing on an ongoing basis for the foreseeable future. To achieve our growth potential we will require additional amounts of capital.

In May 2001, the Company entered into a subscription agreement with certain purchasers whereby the Company will issue $275,000 in 8% convertible debentures and 343,750 warrants to purchase our Class A common stock. The debentures plus accrued interest are convertible into the Company's Class A common shares at the option of the holder at any time following the closing date. As a condition of the investment agreement, the Company also entered into a registration rights agreement whereby the Company will register a number of shares with the U.S. Securities and Exchange Commission to provide for the conversion of the debentures and stock issuable under the exercise the warrants.

In July 2001, the Company entered into an additional subscription agreement with Meridian Equities International, Inc., whereby the Company will issue $150,000 in 8% convertible debentures and 250,000 warrants to purchase our Class A common stock. The debentures plus accrued interest are convertible into the Company's Class A common shares at the option of the holder at any time following the closing date. As a condition of the investment agreement, the Company also entered into a registration rights agreement whereby the Company will register a number of shares with the U.S. Securities and Exchange Commission to provide for the conversion of the debentures and stock issuable under the exercise the warrants.

Also in July, 2001, the Company entered into an investment agreement with Maple Avenue, LLC The investment agreement entitles iVoice to issue and sell our Class A common stock from time to time for up to an aggregate of $5 million. The agreement also requires the Company to issue 450,000 warrants to purchase the Company's Class A common shares. The investment agreement will be effective for a maximum of eighteen (18) months following the effective date of a registration statement. This financing allows iVoice to issue common stock at the Company's discretion as often as monthly as funds are needed in amounts based upon certain market conditions, and subject to an effective registration statement. The pricing of each common stock sale is based upon current market prices at the time of each drawdown.

There is no assurance that the financing arrangements described above will enable the Company to implement its long-term growth strategy. Accordingly, our sources of financing are uncertain if the desired proceeds from the debenture issues or the investment agreement with Maple Avenue, LLC is not obtained.

   PART II - OTHER INFORMATION

   ITEM 1.   LEGAL PROCEEDINGS

            The Company has been named a defendant in a lawsuit brought about by Communication Research, Inc., or "CRI." In this lawsuit, CRI makes claims against the Company of constructive eviction, trespass, breach of contract, conversion, interference with economic relations, and quantum merit. The Company believes that it will prevail in the case, and in any event does not believe that unfavorable the outcome will have a material adverse effect on its business.

            The Company has been named defendant in a lawsuit brought by Lighthouse Technical Consulting, Inc. filed July 9, 2001. In this lawsuit, the plaintiff makes claim for non-payment of $15,000 for placement services performed by Lighthouse. The Company disputes the amount owed and intends to vigorously defend itself in this suit.

            The Company has been named defendant in a lawsuit brought by Business Staffing, Inc. filed April 12, 2001. In this lawsuit, the plaintiff makes claim for non-payment of $37,250 for placement services performed by Business Staffing. The Company disputes the amount owed and intends to vigorously defend itself in this suit.

            The Company has been named defendant in a lawsuit brought by Lorelei Personnel, Inc. filed November 28, 2000. In this lawsuit, the plaintiff makes claim for non-payment of $6,000 for placement services performed by Lorelei Personnel, Inc. The Company disputes the amount owed and intends to vigorously defend itself in this suit. On August 3, 2001, in non-binding arbitration, it was determined that the Company is not liable for any amounts owed to Lorelei Personnel, Inc.


   ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

            We have been advised by several holders of our 12% convertible debentures that we have breached the following terms of the debentures: (a) Failure to register, on a timely basis, under the Securities Act of 1933, the shares issuable upon the conversion of the debentures, (b) Registering additional shares other than the shares issuable upon the conversion of the debentures, and (c) Failure to provide the debenture holders a perfected security interest in certain assets of the Company pursuant to a Security Agreement that was part of the debenuture documentation.

            The Company continues its discussions with the remaining debenture holders attempting to resolve the default issues in a mutually favorable manner. However, it is uncertain whether the Company will be able to reach an agreement under terms favorable to iVoice.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned therunto duly authorized.



                                 iVoice.com, Inc.



                                 By: /s/ Jerome R. Mahoney
                                     ----------------------------
                                     Jerome R. Mahoney, President

          No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders. Neither the delivery of this prospectus nor any sale hereunder will, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This prospectus does not constitute an offer to or solicitation of offers by anyone in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

                                55,443,750 SHARES


                                  IVOICE, INC.


                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------


                                  ______, 2001

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

          Our certificate of incorporation provides that a director shall not be liable to iVoice or our stockholders for monetary damages for breach of fiduciary duty as a director.

          In addition, our certificate of incorporation provides that we shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative (a "legal action"), whether such legal action be by or in the right of the corporation or otherwise, by reason of the fact that such person is or was a director or officer of the company, or serves or served at the request of the Company as a director or officer, of another corporation, partnership, joint venture, trust or any other enterprise. In addition, our certificate of incorporation provides for indemnification of any person made or threatened to be made a party to any legal action by reason of the fact that such person is or was a director or officer of the Company and is or was serving as a fiduciary of, or otherwise rendering to, any employee benefit plan of or relating to the Company. The indemnification obligation of the Company in our certificate of incorporation is permitted under Section 145 of the General Corporation Law of the State of Delaware.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

 Item 25. Other Expenses of Issuance and Distribution.

          The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this Registration Statement will be as follows:

                                                                        Total
                                                                        -----

SEC registration fee (actual) ..........................................$977.24
Accounting fees and expenses .........................................$1,000.00
Legal fees and expenses...............................................$1,000.00
Printing and engraving expenses...........................................$0.00
Miscellaneous expenses.................................................$1000.00

Item 26. Recent Sales of Unregistered Securities

          The following table denotes the sales of securities made within the past three years which were exempt from registration pursuant to Rule 504 of Regulation D. All shares issued were shares of our Class A common stock and were purchased for cash.

Name                                              Date Issued      No. of Shares
----                                              -----------      -------------

Toby Investments Group                                5/6/98           585,000
Hazlet Investors                                      5/6/98         1,085,000
U.S. Water Treatment Co.                              5/8/98           500,000
Toby Investments Group                                5/8/98           500,000
Arab Commerce Bank Ltd.                              7/14/98           370,370
Lufeng Investments Ltd.                              7/14/98           370,370
Swan Alley (Nominees) Ltd.                           7/15/98           925,925
Millenium Holdings Group, Inc.                       7/15/98           157,407
Neil Liebman                                         7/15/98            27,778

Name                                              Date Issued      No. of Shares
----                                              -----------      -------------

U.S. Water Treatment Co.                              9/8/98         1,375,000
Toby Investments Group                                9/8/98         1,375,000
RFG, Inc                                             12/2/98           300,000
Toby Investments Group                               12/2/98         1,000,000
Toby Investments Group                               12/8/98           300,000
H. Glenn Bagwell, Jr.                               12/21/98         1,300,000
H. Glenn Bagwell, Jr.                                 1/4/99         1,000,000
Toby Investments Group                               1/14/99         1,353,000
J V O Consulting, Inc.                               1/19/99           285,715
H. Glenn Bagwell, Jr.                                1/19/99           750,000
Bon Temps Roule, Inc.                                1/22/99           285,715
H. Glenn Bagwell, Jr.                                3/15/99         2,500,000
Toby Investments Group                               3/18/99           500,000
H. Glenn Bagwell, Jr.                                 4/5/99         2,500,000
Dot Com Funding                                       6/2/99           981,299
H. Glenn Bagwell, Jr.                                 4/5/00         1,240,047


Item 27. Exhibits.

No.     Description
---     -----------

3.1     Certificate of incorporation of Del Enterprises, Inc., filed October 20,
        1989   (incorporated   herein  by   reference  to  Exhibit  3.1  of  the
        registration on Form SB-2, filed with the SEC on November 17, 2000).

3.2 Certificate of amendment to the certificate of incorporation of Del Enterprises, Inc., filed March 14, 2000 (incorporated herein by reference to Exhibit 3.2 of the registration on Form SB-2, filed with the SEC on November 17, 2000).

3.3 Certificate of merger of International Voice Technologies, Inc. into Visual Telephone International, Inc., filed May 21, 1999 (incorporated herein by reference to Exhibit 3.3 of the registration on Form SB-2, filed with the SEC on November 17, 2000).

3.4 Certificate of amendment to the certificate of incorporation of iVoice.com, Inc., filed April 27, 2000 (incorporated herein by reference to Exhibit 3.4 of the registration on Form SB-2, filed with the SEC on November 17, 2000).

3.5 *   Certificate  of  amendment  to  the  certificate  of   incorporation  of
        iVoice.com, Inc., filed August 24, 2001.

3.6     Bylaws of Del  Enterprises,  Inc  (incorporated  herein by  reference to
        Exhibit 3.5 of the registration on Form SB-2, filed with the SEC on November 17, 2000).

4.1 Debenture No.1 issued by iVoice.com, Inc. for $50,000 in 12% Secured Convertible Debenture Due December 1, 2000 to AJW Partners, LLC on October 29, 1999 (incorporated herein by reference to Exhibit 4.1 of the registration on Form SB-2, filed with the SEC on November 17, 2000).

4.2 Debenture No. 2 issued by iVoice.com, Inc. for $50,000 in 12% Secured Convertible Debenture Due December 1, 2000 to New Millenium Capital Partners, LLC on October 29, 1999 (incorporated herein by reference to
        Exhibit 4.2 of the registration on Form SB-2, filed with the SEC on November 17, 2000).

4.3 Debenture No. 3 issued by iVoice.com, Inc. for $50,000 in 12% Secured Convertible Debenture Due December 1, 2000 to AJW Partners, LLC on October 29, 1999 (incorporated herein by reference to Exhibit 4.3 of the registration on Form SB-2, filed with the SEC on November 17, 2000).

4.4 Debenture No. 4 issued by iVoice.com, Inc. for $50,000 in 12% Secured Convertible Debenture Due December 1, 2000 to AJW Partners, LLC on October 29, 1999 (incorporated herein by reference to Exhibit 4.4 of the registration on Form SB-2, filed with the SEC on November 17, 2000).

4.5 Debenture No. 5 issued by iVoice.com, Inc. for $50,000 in 12% Secured Convertible Debenture Due December 1, 2000 to Bank Insinger de Beaufort, N.V. on October 29, 1999 (incorporated herein by reference to Exhibit
        4.5 of the registration on Form SB-2, filed with the SEC on November 17,
        2000).

4.6 Debenture No. 6 issued by iVoice.com, Inc. for $100,000 in 12% Secured Convertible Debenture Due December 1, 2000 to New Millenium Capital Partners, LLC on October 29, 1999 (incorporated herein by reference to
        Exhibit 4.6 of the registration on Form SB-2, filed with the SEC on November 17, 2000).

4.7 Debenture No. 7 issued by iVoice.com, Inc. for $50,000 in 12% Secured Convertible Debenture Due December 1, 2000 to New Millenium Capital Partners II, LLC on October 29, 1999 (incorporated herein by reference to Exhibit 4.7 of the registration on Form SB-2, filed with the SEC on November 17, 2000).

4.8 Debenture No. 8 issued by iVoice.com, Inc. for $50,000 in 12% Secured Convertible Debenture Due December 1, 2000 to AJW Partners, LLC on October 29, 1999 (incorporated herein by reference to Exhibit 4.8 of the registration on Form SB-2, filed with the SEC on November 17, 2000).

4.9 Debenture No. 9 issued by iVoice.com, Inc. for $25,000 in 12% Secured Convertible Debenture Due December 1, 2000 to New Millenium Capital Partners II, LLC on October 29, 1999 (incorporated herein by reference to Exhibit 4.9 of the registration on Form SB-2, filed with the SEC on November 17, 2000).

4.10 Debenture No. 10 issued by iVoice.com, Inc. for $25,000 in 12% Secured Convertible Debenture Due December 1, 2000 to AJW Partners, LLC, on October 29, 1999 (incorporated herein by reference to Exhibit 4.10 of the registration on Form SB-2, filed with the SEC on November 17, 2000).

4.11 * Form 8% Convertible Debentures issued by iVoice.com, Inc. for $150,000 due April 30, 2006 to the purchasers thereof on April 30, 2001.

4.12 * Form 8% Convertible Debentures issued by iVoice.com, Inc. to certain purchasers thereof for an aggregate of $125,000.

4.13 * Form 8% Convertible Debentures to be issued by iVoice.com, Inc. to Meridian Equities International, Inc. in the amount of $150,000.

5.1 *   Opinion of Kramer Levin Naftalis & Frankel LLP.

10.1    iVoice.com,   Inc.  1999  Option  Stock  Plan  (incorporated  herein  by reference to Exhibit 10.1 of the registration on Form SB-2, filed with the SEC on November 17, 2000).

10.2 Investment agreement dated August 17, 2000, between iVoice.com, Inc. and Swartz Private Equity, LLC with exhibits (incorporated herein by reference to Exhibit 10.2 of the registration on Form SB-2, filed with the SEC on November 17, 2000).

10.3 Registration rights agreement dated August 17, 2000, between iVoice.com, Inc. and Swartz Private Equity, LLC (incorporated herein by reference to
        Exhibit 10.3 of the registration on Form SB-2, filed with the SEC on November 17, 2000).

10.4 Registration rights agreement by and among iVoice.com, Inc. and the investors signatories thereto dated as of October 28, 1999 (incorporated herein by reference to Exhibit 10.4 of the registration on Form SB-2, filed with the SEC on November 17, 2000).

10.5 Warrant to purchase 5,490,000 shares of iVoice.com, Inc. issued to Swartz Private Equity, LLC, dated August 17, 2000 (incorporated herein by reference to Exhibit 10.5 of the registration on Form SB-2, filed with the SEC on November 17, 2000).

10.6 * Subscription agreement between iVoice.com, Inc. and Meridian Equities International, Inc., dated July 18, 2001, for the purchase of an aggregate of $150,000 of 8% Convertible Debentures.

10.7 * Registration rights agreement between iVoice.com, Inc. and Meridian Equities International, Inc., dated as of July 18, 2001.

10.8 * Form of warrant to purchase 250,000 shares of iVoice.com, Inc. to be issued to Meridian Equities International, Inc.

10.9 * Subscription agreement between iVoice.com, Inc. and the purchaser signatories thereof, dated April 30, 2001, for the purchase of an aggregate of $275,000 of 8% Convertible Debentures due April 30, 2001.

10.10 * Registration rights agreement by and among iVoice.com, Inc. and the investor signatories thereto dated as of April 30, 2001.

10.11 * Warrant to purchase 171,875 shares of iVoice.com, Inc. issued to Michael Jacobs of The May Davis Group, Inc., dated April 30, 2001.

10.12 * Warrant to purchase 171,875 shares of iVoice.com, Inc. issued to Owen May of The May Davis Group, Inc., dated April 30, 2001.

10.13 * Consulting agreement entered into on March 15, 2001 by and between iVoice.com, Inc. and Finnigan USA.

11 *    Statements regarding computation of per share earnings.

13.1 Form 10-SB12G (incorporated by reference and previously filed on February 4, 2000 with the Commission).

13.2 Form 10-QSB for the quarter ending March 31, 2000 (incorporated by reference and previously filed with the Commission).

13.3 Form 10-QSB for the quarter ending June 30, 2000 (incorporated by reference and previously filed with the Commission).

13.4 Form 10-QSB for the quarter ending September 30, 2000 (incorporated by reference and previously filed with the Commission).

13.5 Form 10-K for the year ending December 31, 2000 (incorporated by reference and previously filed with the Commission).

13.6 Form 10-QSB for the quarter ending March 31, 2001 (incorporated by reference and previously filed with the Commission).

15 Letter on unaudited interim financial information (incorporated by reference and previously filed with the Commission).

23.1 *  Consent of Merdinger, Fruchter, Rosen & Corso, P.C.

23.2 * Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto).

23.3 *  Consent of Mendlowitz Weitsen, LLP

24.1 * Power of attorney (contained on the signature page of this Registration Statement).

--------------------

*  Filed herewith

Item 28. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

        ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

        iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports file with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Matawan, New Jersey, on September 7, 2001.

                                            IVOICE, INC.


                                            By: /s/ Jerome R. Mahoney
                                                ------------------------
                                                Jerome R. Mahoney
                                                President


                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerome R. Mahoney his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                                Date
---------                     -----                                ----

/s/ Jerome R. Mahoney         Chief Executive Officer,        September 7, 2001
---------------------         President and Director
Jerome R. Mahoney

/s/ Kevin Whalen              Chief Financial Officer         September 7, 2001
----------------
Kevin Whalen